SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                                FORM S-1

        Registration Statement Under the Securities Act of 1933

                       DAUPHIN TECHNOLOGY, INC.
         (Exact Name of Registrant as Specified in Its Charter)

                                ILLINOIS
     (State or Other Jurisdiction of Incorporation or Organization)

                                  3570
        (Primary Standard Industrial Classification Code Number)

                               87-0455038
                 (I.R.S. Employer Identification No.)

   800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
     (Address, Including Zip Code, and Telephone Number, Including
         Area Code, of Registrant's Principal Executive Offices)

  Andrew J. Kandalepas, President  800 E. Northwest Hwy., Suite 950,
                  Palatine, IL 60067 847-358-4406
 (Name, Address, Including Zip Code, and Telephone Number, Including
                  Area Code, of Agent For Service)

  Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement as determined by the Selling Stockholders

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following.   X

                    CALCULATION OF REGISTRATION FEE

Title of Each Class                                       Proposed Maximum           Proposed Maximum
of Securities to be                                       Offering                   Aggregate Offering        Amount of
Registered                Amount to be Registered         Price Per Share (1)        Price                     Registration Fee
Common Stock
$0.001 Par Value              7,487,935                      $ 1.00                    $ 7,487,935               $ 4,492.76


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, based on the average of the high and low reported sales on March 13, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

<PAGE 1>

                        DAUPHIN TECHNOLOGY, INC.
                            _______________

          Cross-Reference Sheet Between Items of Form S-1 and
       Form of Prospectus Pursuant to Regulation S-K, Item 501(b)


Item No.		Location in Prospectus

1.    Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus..............................  Outside Front Cover Page

2.    Inside Front and Outside Back
      Cover Pages of Prospectus.......................  Inside Front and
                                                        Outside Back Cover Pages

3.    Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges.........................................  Prospectus Summary; Risk
                                                        Factors; The Company

4.    Use of Proceeds.................................  Use of Proceeds

5.    Determination of Offering Price.................  Outside Front Cover Page;
                                                        Selling Stockholders and
                                                        Plan of Distribution

6.    Dilution........................................  Not Applicable

7.    Selling Security Holders........................  Selling Stockholders and
                                                        Plan of Distribution

8.    Plan of Distribution............................  Outside Front Cover Page;
                                                        Selling Stockholders and
                                                        Plan of Distribution

9.    Description of Securities to
      be Registered...................................  Outside Front Cover Page;
                                                        Description of Capital Stock

10.   Interests of Named Experts and Counsel..........  Legal Matters

11.	Information with Respect to the Registrant......  The Company; The Registration;
                                                        Risk Factors; Market Price
                                                        of Common Stock and Dividend
                                                        Policy; Selected Financial Data;
                                                        Management's Discussion and
                                                        Analysis of Financial Condition
                                                        and Results of Operations; Business;
                                                        Description of Property; Management;
                                                        Executive Compensation; Certain
                                                        Relationships and Related Party
                                                        Transactions; Principal Stockholders;
                                                        Description of Capital Stock; Share
                                                        Transfer Restrictions; Financial
                                                        Statements

12.   Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities.................................  Not Applicable

<PAGE 2>
                        7,487,935 COMMON SHARES

                        DAUPHIN TECHNOLOGY, INC.
                             COMMON STOCK

The shares of Common Stock (the "Shares") of Dauphin Technology, Inc. ("Dauphin" or the "Company") offered hereby consist of 4,523,608 Shares owned by stockholders of the Company described herein (the "Selling Stockholders") and 2,964,327 Shares offered by the Company. The Shares offered by the Selling Stockholders may be sold from time to time in transactions in the over-the-counter market or otherwise at prices and at terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions without the use of a broker-dealer or underwriter. The Company will not receive any of the proceeds from the sale of the Shares owned by the Selling Stockholders. The Shares offered by the Company may be offered directly by the Officers or Directors of the Company from time to time without the use of a broker-dealer or underwriter and without compensation.

The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares offered by the Selling Stockholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders. (See "Plan of Distribution.")

All of the outstanding Shares have been "Restricted Securities" under the Securities Act of 1933, as amended (the "Act") prior to their registration hereunder. The Company issued the Shares to the Selling Stockholders in a private transaction during 1997. In connection with such private transaction, the Company also issued 131,756 of the Shares to a sales agent and such Shares are also covered by this registration. The Company wishes to register an additional 2,964,327 Shares to be issued at a later date by the Company without the use of a broker-dealer or underwriter and without compensation. This Prospectus has been prepared so that future sales of the Shares by the Selling Stockholders will not be restricted under the Act. In connection with any sales, the Selling Stockholders and any broker-dealers participating in such sales
may be deemed to be "underwriters" within the meaning of the Act.   (See
"Selling Stockholders" and "Plan of Distribution.")

The Common Stock of the Company is quoted in the National Quotation Bureau's Pink Sheets under the symbol "DNTK."

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              COMMON STOCK
                            $0.001 Par Value
                  $1.281 Bid Price on March 13,  1998
            The Date of this Prospectus is March 13,  1998

<PAGE 3>

                         AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, reports, proxy statements and other information filed with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C., and at the Commission's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 at prescribed rates. In addition, such material may be inspected and printed from the Commission's internet site located at http://www.sec.gov.

The Company has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contracts or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

<PAGE 4>


                           PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, more detailed information and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Any reference to "Dauphin" or the "Company" in this Prospectus means Dauphin Technology, Inc., an Illinois corporation.

The Company is presently headquartered at 800 E. Northwest Hwy., Suite 950, Palatine, Illinois 60067. The corporate phone number is (847) 358-4406.

                              THE COMPANY

The Company was founded to design, manufacture and market mobile computing systems, including laptop, notebook, hand-held and pen-based computers, components and accessories. From 1988 through 1992, the Company functioned primarily as a development-stage company. Historically, the Company marketed its products directly and through other distribution channels to both the commercial and government segments.

In early 1993, the Company introduced the Desk-Top Replacement ("DTR"), a pen-based hand-held computer with fax/modem features that was considered a leading edge product for commercial applications. Sales of the DTR did not meet the Company's expectations and financial problems developed. On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. The Company operated under Chapter 11 as a Debtor-in-Possession until July 23, 1996 when it was discharged as Debtor-in-Possession and bankruptcy proceedings were closed.

Before it emerged from bankruptcy, the Board of Directors was reconstituted and a new management team was recruited. Individuals with strong engineering and manufacturing backgrounds, as well as finance,
accounting, sales and marketing skills, were hired.   This new
management formulated a strategic plan to diversify the Company's operations to eliminate dependence on a single product line or industry. The plan incorporated a focus on hand-held mobile computer products, coupled with targeted acquisitions in the technology sector, to create a technology company with synergistic, self-managed wholly-owned subsidiaries. The subsidiaries are intended to share resources and cross-market products and engineering, contract manufacturing and product development services.

As part of its management's plan, the Company reintroduced its DTR and in the process devised its new OrasisTM hand-held computer line, which management expects to supercede the DTR.

Based upon customer feedback received during the reintroduction of the DTR, management decided to supplement the Company's computer product line with a new model that could provide greater performance, functionality, expandability and battery life capacity. In July, 1997, the Company contracted with several firms specializing in electronics engineering, packaging, mechanical and industrial design to develop the OrasisTM hand-held computer. The OrasisTM computer features high-end performance using 133 megahertz Pentium processor, upgradeable to 233 megahertz Pentium MMX, 32 megabytes of RAM, and 1.6 and 2.1 gigabit hard drive options, while weighing less than 3 pounds. Standard unit features include infra-red keyboard, electro-magnetic pen, standard two type II or single type III PCMCIA slot, five screen options, and built-in speaker and microphone (including sound blaster for voice recognition and multi-media). Management believes that the OrasisTM model will be the lightest, most versatile hand-held computer on the market. Prototypes of the OrasisTM computer were introduced to the public at COMDEX in November, 1997 and a limited number of pre-production models has been completed and demonstrated to potential customers for marketing purposes. Based on responses received at COMDEX, management expects OrasisTM to supercede the DTR product line. Management presently expects OrasisTM to be in production during the second quarter of 1998.

During the Spring of 1997, the Company began negotiations which culminated in June, 1997, with the acquisition, through a stock-for-stock exchange, of all outstanding shares of stock in R. M. Schultz & Associates, Inc., an Illinois corporation ("RMS"). RMS is an electronics contract manufacturing firm. It operates from a 53, 000 square foot facility located in McHenry, Illinois from which it provides engineering, testing and contract manufacturing services.

<PAGE 5>

Currently, RMS serves several large commercial enterprises, as well as, numerous small and medium sized firms. The Company has advanced over $1,400,000, and has guaranteed $400,000 in borrowings, to upgrade RMS facilities by installing a more advanced electronic assembly line and to provide working capital for operations. Management believes the Company's investment in RMS will create a manufacturing and engineering "one-stop shop" capable of providing expanded and additional services to present customers while attracting new and larger customers.

On September 8, 1997, the Company executed a letter of understanding to acquire CADserv Corporation, an Illinois corporation ("CADserv"). CADserv is an electronics design services firm located in Schaumburg, Illinois, and engaged in the design of printed circuit boards ("PCBs"), engineering services and sub-contracting of PCB manufacturing and electronic assembly. The proposed acquisition is conditioned upon Board of Directors' approval and procurement of necessary financing. It has not yet been presented to the Board. As of the date hereof, no valuation or price has been determined and no definitive agreements have been entered.

                           THE REGISTRATION

Total Number of Common  Shares to be
 Registered by the Company.........................  2,964,327 Shares

Total Number of Common Shares to be
 Registered by the Selling Stockholders............  4,523,608 Shares

Total Number of Common Shares Outstanding
 Immediately After the Registration................  36,305,096 shares

Use of Proceeds to the Company.....................  The Company will receive no proceeds from this registration of Shares other than the proceeds derived from the 2,964,327 Shares to be sold at a later date by the Officers and Directors of the Company without the use of a broker-dealer or underwriter and without compensation.

Trading Symbol.....................................  DNTK

<PAGE 6>

                     SUMMARY FINANCIAL INFORMATION
                 (In thousands, except per share data)

The following financial information has been derived from the audited financial statements and other records of the Company. The summary financial data should be read in conjunction with "MANAGEMENT'S
DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS," the Financial Statements and accompanying Notes contained in this Prospectus.

                                                       Year Ended December 31

                                   1993           1994           1995         1996          1997
INCOME STATEMENT DATA:
Revenues                        $ 23,561        $  9,603        $  183        $  94      $  2,730

Cost of Sales                     22,005          47,867            94          279         4,345
                                --------         -------         -----         ----       -------
    Gross Profit (Loss)            1,556         (38,264)           89         (185)       (1,615)

Loss before Extraordinary Item    (3,398)        (49,173)         (795)      (1,397)       (3,988)

Extraordinary Items                    -               -             -       38,065             -

Net Income (Loss)                 (3,398)        (49,173)         (795)      36,668        (3,988)


EARNINGS PER COMMON SHARE (1):
Loss Before Extraordinary Item     (0.24)          (3.41)        (0.06)       (0.06)        (0.13)

Extraordinary Item	               -               -             -         1.58             -
                                --------         -------         -----         ----       -------
    Net Income (Loss)              (0.24)          (3.41)        (0.06)        1.52         (0.13)


		                                             As of December 31
                                   1993           1994          1995          1996          1997
BALANCE SHEET DATA:
Total Assets                      15,838             298           426        3,402         7,629

Long Term Debt                         -               -             -           43           346

Working Capital (Deficit)         (2,123)        (50,167)      (49,968)       3,020         4,427

Stockholders Equity (Deficit)       (850)        (50,028)      (50,910)       3,093         5,676


(1)	Income(Loss) per common share is calculated based on the weighted average number of Common Shares at December 31, 1993, 1994, 1995, 1996, and 1997 were 14,137,100; 14,408,354; 14,408,354; 24,076,301; and
30,734,045,  respectively.

<PAGE 7>

                            USE OF PROCEEDS

The Company will receive no proceeds from any sale of Shares by the Selling Stockholders. The Company intends to use proceeds of Shares registered for its sale to pay for future acquisitions, to raise capital, if needed, to fund production of the OrasisTM hand-held computer and RMS contract manufacturing operations, and to expand the
Company's employee benefits and  product and service offerings.   At the
present time, the Company is not engaged in any material negotiations with any specific enterprise regarding any acquisition, other than CADserv.

DILUTION

As and to the extent, any Shares will be issued by the Company in future transactions, current equityholders' ownership percentages will de diluted.

                       FORWARD LOOKING STATEMENTS

Certain information contained in or incorporated by reference into this Prospectus may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the "Safe Harbor" provisions of those sections. This information includes, without limitation, statements concerning future revenues, future earnings, future costs, future margins and future expenses; pending or future acquisitions or corporate combinations; plans for expansion; anticipated technological advances; future capabilities of the Company to integrate and effectively manage acquired business operations; the outcome of and any liabilities resulting from any claims, investigations or proceedings against the Company or its subsidiaries; future levels of dividends (if any); the future mix of business; and future operations, future product demand, future industry conditions, future capital expenditures and future financial condition. These statements are based on current expectations and involve a number of risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

When used in or incorporated by reference into this Prospectus, the words "anticipate," "estimate," "expect," "may," "project" and similar expressions are intended to be among the statements that identify forward-looking statements. Important factors that could affect the Company's actual results and cause actual results to differ materially from those results that might be projected, forecast, estimated or budgeted by the Company in such forward-looking statements include, but are not limited to , the following: fluctuations in operating levels at the Company's facilities; retention and financial condition of major customers; effects of future costs; collectibility of receivables; the inherent unpredictability of adversarial or administrative proceedings; effects of environmental and other governmental regulations; currency exchange fluctuations; the price of and demand for hand-held computers or related electronics products and future levels and timing of capital expenditures.

These statements are further qualified by the Risk Factors identified below. Many of the factors affecting revenues and costs are outside of the control of the Company, including general economic and financial market conditions and governmental regulations and factors involved in administrative and other proceedings.

                              RISK FACTORS

AN INVESTMENT IN THE SHARES BEING REGISTERED INVOLVES A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. SHARES SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY:

BANKRUPTCY PROCEEDING On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. On May 9, 1996, the Company's Third Amended Plan of Reorganization was approved by the creditors and shareholders and confirmed by the Court. On July 23, 1996, the provisions of the Plan having been implemented, the Company was discharged as Debtor-in-Possession and the bankruptcy case was closed. The effect of this bankruptcy proceeding on past or potential future customers, vendors or employees cannot be determined. Though the Company is no longer a Debtor-in-Possession in any bankruptcy proceeding, there can be no assurance that the Company will ever operate at a profit or that an investment in the Company will result in any gain to shareholders.

<PAGE 8>

SIGNIFICANT HISTORICAL LOSSES The Company had significant operating losses since its inception. Its emergence from bankruptcy in 1996 resulted in a one time addition to income, due to debt forgiveness and not operations, recorded on books as an Extraordinary Gain of $38,065,373. For the years ended December 31, 1996 and 1997, the Company had income of $36,669,000 and a loss $3,988,000 respectively. For the years ended December 31, 1993, 1994 and 1995, the Company had losses of $3,398,000, $49,173,000 and $795,000, respectively.

ABSENCE OF COMBINED OPERATING HISTORY; INTEGRATING ACQUIRED OPERATIONS The Company acquired RMS in June of 1997. Management also expects to make other acquisitions it may from time to time consider appropriate and complimentary to Company operations. The Company and RMS each has operated as separate independent entities, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. There can be no assurance that management will be able to manage combined operations or to realize or implement effectively its strategic plan for growth through acquisitions and diversification. The pro forma combined historical financial results of operations included in the Financial Statements contained herein cover periods when the Company and RMS were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate the other operations successfully would have a material adverse effect on the Company's business financial condition and results of operations and would make it unlikely that the Company's acquisition and diversification strategy will be successful.

THE COMPANY'S ACQUISITION STRATEGY The Company intends to grow through acquisitions that management may from time to time consider appropriate and complimentary to Company operations. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company or other businesses acquired in the future will achieve anticipated net sales and earnings.

ACQUISITION FINANCING The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, to initiate and maintain its plan for growth through diversification and acquisitions. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. However, there can be no assurance that such line of credit will be sufficient or that the Company will be able to obtain additional financing it may need for management to implement its strategic plan for growth on terms that it deems acceptable.

INTERNAL GROWTH AND OPERATING STRATEGIES Key elements of the management's strategy is to improve the profitability of the Company and subsequently acquired business and to continue to expand the net sales of the Company and any subsequently acquired businesses. Although the Company intends to seek to improve the profitability of its operations and any subsequently acquired businesses by various means, including realizing overhead, marketing and purchasing efficiencies, there can be no assurances that the Company will be able to do so. The Company's ability to increase the net sales will be affected by various factors, including demand for its electronic products and related design and manufacturing services, pricing and availability of raw materials, the Company's ability to expand the range of products and services offered by it and any subsequently acquired businesses and the Company's ability to successfully enter new markets. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to conduct its operations, and operations of subsequently acquired businesses, on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Company and subsequently acquired businesses and the Company's overall profitability could be adversely affected.

<PAGE 9>

CONTROL BY EXISTING MANAGEMENT The Company's Directors and Executive Officers, and entities affiliated with them, beneficially own approximately 7,422,099 of the outstanding shares of Common Stock.
These holders of Common Stock will control in the aggregate approximately 20% of the votes of all shares of Common Stock, and, if acting in concert, will be able to substantially influence the Company's affairs, the election of Directors and the outcome of any matter submitted to a vote of stockholders.

PRODUCTION CAPITAL REQUIREMENTS As noted above, the Company must obtain additional capital for acquisition and working capital purposes. However, it also must obtain capital for successful production of the OrasisTM computers and any other computer products it may develop or hope to develop in the future. Such production costs will be substantial. Possible sources of capital could come from operating revenue, from bank borrowing, or from the sale of the Company's debt or equity securities. There can be no assurance that the Company will be able to obtain the capital necessary to conclude production of the OrasisTM computers, or any of such other products, and any failure to obtain such capital would have a material and adverse impact on the Company's financial condition and results of operation.

POSSIBILITY OF LOSS OF ENTIRE INVESTMENT An investment in the Company is extremely speculative and involves a very high risk. As stated elsewhere herein, the Company was in bankruptcy, has operated at a significant loss since its inception and at the present time has limited business operations. The possibility exists that the Company will never be successful and that an investment in the Company will result in a total loss to the investor. No person should invest in the Company unless such person can afford the total loss of his or her investment.

COMPETITION   The Company's primary business is the design, manufacture
and sale of hand-held personal computers and provision of contract manufacturing services through its wholly-owned subsidiary, RMS. Both industries are highly competitive and are affected by frequent introduction of new or improved products. Continuous improvement in product price/performance characteristics is the key to future success in both industries. At all levels of competition, pricing has become very aggressive, and the Company expects pricing pressures to continue to be intense. Many of the Company's competitors have significantly greater financial, marketing, manufacturing resources, broader product lines, brand name recognition and larger existing customer bases than the Company. There can be no assurance that the Company will be able to compete in any new market in which it enters.

OBSOLESCENCE OF TECHNOLOGY In the computer industry, hardware and software products and technology are subject to rapid change, and the Company's future success will depend on its ability to successfully introduce enhancements to its present products and to develop new products. The Company must produce products that are technologically advanced and are comparable to and competitive with those made by others. Otherwise, the Company's products may become obsolete. There can be no assurance that the Company's products will not be rendered obsolete by changing technology or that it will be able to continue to respond to such advances in technology in a manner as to be commercially successful.

UNCERTAINTY OF MARKET ACCEPTANCE The OrasisTM computers are solutions oriented, pen-based, mobile computer systems, each of which has been produced and marketed only on a limited basis. As the market and applications for such computer systems has increased, the Company anticipates its market will increase; however, there is no assurance that such trend will continue in the future. While the Company believes that OrasisTM may offer advantages over competition, no assurance can be given that OrasisTM will attain any degree of market acceptance or that it will generate revenues sufficient for profitable operations.

<PAGE 10>

AVAILABILITY OF COMPONENTS The Company's products are manufactured and/or fabricated from various component parts, such as PCBs, microchips and fabricated metal parts. The Company must obtain such components from third-party vendors. The Company's reliance on those manufacturers and vendors, as well as industry component supply, yields many risks including, but not limited to, the possibility of a shortage of components, increases in component costs, component quality, reduced control over delivery schedules and potential manufacturer/vendor reluctance to extend credit with the Company due to its recent bankruptcy. In the event that there is a shortage of component parts or that the costs of these parts substantially increases, the operations of the Company and its success in the marketplace could be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL The success of the Company and of its business strategy is dependent in large part on its key management and operating personnel. The Company believes that its future success will also depend on its ability to retain the services of its Executive Officers. The Company will also have an ongoing need to expand its management personnel and support staff. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the Company.

DEPENDENCE ON PROPRIETARY TECHNOLOGY The Company relies on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to its technology. Although the Company believes that its products do not infringe upon the proprietary rights of third-parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject it to significant liabilities that could have a material adverse effect on its financial condition and results of operations.

GENERAL ECONOMIC CONDITIONS General economic climate and conditions impact the operations of the Company. Adverse economic conditions could have the effect of reduced demand for Company products, increasing customer defaults and increasing overall credit risks. The availability of financing from banks, finance companies, insurance companies and other sources may affect the availability of funds necessary for acquisitions, product development, production and marketing, and operations in general. There can be no assurance that general economic conditions will be such that the Company will be able to generate significant revenues or operate at a profit.

GOVERNMENT REGULATIONS To a great extent, the business of the Company is dependent upon federal, state and local government regulations. Government regulations which interfere with the Company's business plan could have an adverse effect on the future business of the Company.

DIVIDEND POLICY The Company has not declared, paid, nor distributed any cash dividends on its Common Stock in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that the Company's operations will generate any profits from which to pay cash dividends. Even if profits are generated through the Company's operations in the future, the Company's present intent is to retain any such profits, within the foreseeable future, to be used for acquisitions, product development, production and marketing, and for general working capital requirements.

LIMITED PUBLIC MARKET   There is only a limited market for the Company's
Common Stock. If a large portion of the Shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such Shares, which could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell Shares at the price they paid for the Shares or at any price.

LIQUIDITY The Company believes that the funds it currently has on hand, when coupled with anticipated operating revenues, and the funds that the Company may be able to raise through the sale of Shares or registered or private offering of shares to the public, will be sufficient to fund current and continuing operations; however, there can be no assurance that such funds will be able to fund current and future operations.

<PAGE 11>

BROKER-DEALER SALES OF COMPANY STOCK The Company's stock is covered by a Securities and Exchange Commission Rule that implies additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. Consequently, the rule may affect the ability of broker-dealers to sell the Company's stock and also may affect the ability of stockholders to sell their stock in the secondary market.

            MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock is traded on the over-the-counter market in the National Quotation Bureau's Pink Sheets electronic bulletin board. The following table shows the range of representative bid prices for the Common Stock. The prices represent quotations between dealers and do not include retail mark-up, mark-down, or commission, and do not necessarily represent actual transactions. The number of stockholders on record as of March 13, 1998, is approximately 3,000. Some of the stockholders on record are brokerage firms that hold shares in the "street name". Therefore, the Company believes the total number of stockholders may be greater than 3,000.

                                1995               1996                  1997
                          ---------------     ---------------     -----------------
                          High       Low      High       Low      High         Low
First Quarter            $1.812    $0.250    $1.625    $0.875    $1.625      $1.187
Second Quarter            1.250     0.250     1.719     1.125     1.219       0.750
Third Quarter             1.067     0.625     1.625     1.125     1.172       0.875
Fourth Quarter            1.000     0.567     2.000     0.938     2.590       1.063

The closing bid price of a share of the Company's Common Stock on March
13, 1998 was $1.281. The Company has never paid dividends on its Common
Stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for acquisitions, product development, production and marketing, and for general working capital requirements, including employee benefits.

<PAGE 12>

                        SELECTED FINANCIAL DATA
                 (In thousands, except per share data)

The following financial information has been derived from the Company's
Financial Statements. The results of interim periods are not audited and are not necessary indicative of operation for the full year. This selected financial information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS," the Company's Financial Statements and Notes thereto, and the other financial information appearing in this Prospectus.


                                                       Year Ended December 31

                                   1993           1994           1995         1996          1997
INCOME STATEMENT DATA:
Revenues                        $ 23,561        $  9,603        $  183        $  94      $  2,730

Cost of Sales                     22,005          47,867            94          279         4,345
                                --------         -------         -----         ----       -------
    Gross Profit (Loss)            1,556         (38,264)           89         (185)       (1,615)

Loss before Extraordinary Item    (3,398)        (49,173)         (795)      (1,397)       (3,988)

Extraordinary Items                    -               -             -       38,065             -

Net Income (Loss)                 (3,398)        (49,173)         (795)      36,668        (3,988)


EARNINGS PER COMMON SHARE (1):
Loss Before Extraordinary Item     (0.24)          (3.41)        (0.06)       (0.06)        (0.13)

Extraordinary Item	               -               -             -         1.58             -
                                --------         -------         -----         ----       -------
    Net Income (Loss)              (0.24)          (3.41)        (0.06)        1.52         (0.13)


		                                             As of December 31
                                   1993           1994          1995          1996          1997
BALANCE SHEET DATA:
Total Assets                      15,838             298           426        3,402         7,629

Long Term Debt                         -               -             -           43           346

Working Capital (Deficit)         (2,123)        (50,167)      (49,968)       3,020         4,427

Stockholders Equity (Deficit)       (850)        (50,028)      (50,910)       3,093         5,676


(1)	Income(Loss) per common share is calculated based on the weighted average number of Common Shares at December 31, 1993, 1994, 1995, 1996, and 1997 were 14,137,100; 14,408,354; 14,408,354; 24,076,301; and
30,734,045,  respectively.

<PAGE 13>

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS 1997 COMPARED TO 1996 AND 1995

The Company and its subsidiary are primarily engaged in electronic product engineering, development and sales, and contract manufacturing services. All of these activities are highly competitive and sensitive to many factors outside of the control of the Company, including general economic conditions affecting Company's clients and availability of components.

The total revenue for the Company increased from $183,000 in 1995 and $94,000 in 1996 to over $2,700,000 in 1997, increasing sales almost 29 times from 1996. This growth rate was due to the acquisition of RMS. Additionally, in 1995 and in the first half of 1996, the Company was operating under Chapter 11 as a Debtor-in Possession and was in a dormant state for all practical purposes.

The gross profit margins are not comparable for the period due to the acquisition of RMS, inventory write down and the extreme fluctuations in sales.

In the fourth quarter of 1997, in conjunction with the final stages of development of OrasisTM and introduction of the product at the Fall 1997 COMDEX show, some of the inventory previously acquired for the production of the DTR product line became obsolete. Originally, the Company intended to use all parts of the DTR line in the design and production of OrasisTM. The Company wrote down approximately $1.7 million of raw materials inventory comprised primarily of DTR line batteries, power cords, digitizer panels and LCD screens. These items have been redesigned or upgraded for OrasisTM. Also, the cost of DTR product line was devalued to reflect the change in focus from DTR to OrasisTM and the expected sales price of the DTR product.

Selling, general and administrative expenses increased in 1997 to approximately $1,500,000 from $1,007,000 in 1996 and $681,000 in 1995.
The increase from 1996 to 1997 was attributable to the addition of RMS, which accounted for over $300,000 of such expenses, an increase in trade show and advertising expenses, annual franchise taxes and interest expense. The increase from 1995 to 1996 was attributable to the addition of personnel and professional services relating to reorganization proceedings.

The net operating loss, before extraordinary item, increased to approximately $4,000,000 in 1997 from $1,400,000 in 1996 and $795,000 in 1995. The increase in net loss was due to $1,800,000 write down of inventory, increased research and development activity, and the introduction of the new OrasisTM product late in the fourth quarter of 1997. In total the Company spent in excess of $825,000 for the research, development and introduction of OrasisTM in 1997 in comparison to $77,000 spent in 1996 and $22,000 spent in 1995.

In 1996, due to debt forgiveness related to corporate restructuring and closing of the bankruptcy proceedings, the Company recognized a one-time extraordinary income of over $38,000,000.

LIQUIDITY AND CAPITAL RESOURCES

Almost half of the corporate assets are in liquid securities or cash due to the conclusion of a private placement that raised approximately $4,400,000 in the fourth quarter of 1997. After paying broker/dealer fees and placement costs, the Company retained approximately $4,000,000 for operations. Approximately $280,000 of proceeds of the private placement were used for settlement of short-term notes and approximately $800,000 for ongoing research and development needs.

With the acquisition of RMS in June, 1997, the Company received accounts receivable that have averaged approximately $400,000 during the six month period ending December 31, 1997. With additional growth in sales and profitability of RMS, management expects accounts receivable to grow and provide a stable capital resource. During 1997, RMS negotiated a capital lease to purchase certain surface mount equipment for a total of $155,000, as well as, a $150,000 unsecured loan from the McHenry Economic Development Board for expansion of the facilities and creation of jobs.

<PAGE 14>

Total working capital for the Company increased from just over $3,000,000 in 1996 to approximately $4,800,000 in 1997, or an increase of more than 50% previously due to various private stock transactions in 1997. Also, almost two-thirds of the working capital total for 1997 is in liquid securities or cash versus only 20% in 1996.

The cash raised in the private placement should provide the operating cash need for the current year as well as the starting capital for pre-production and initial inventory build-up. The introduction of OrasisTM and its anticipated sales should provide a source of capital needed for further growth of Company operations. Management is reviewing its current banking relationship to include a credit facility for the future.

INFLATION AND SEASONALITY

Due to the nature of the Company's products and current market trends, increase in volume of production should generally result in a reduction of cost per unit produced. Management does not anticipate any major shifts in this trend in a foreseeable future. Also, due to the fact that the Company targets industrial customer and not a retail outlet, the Company should not be effected by the seasonal nature of consumer purchasing.

ACCOUNTING MATTERS

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (effective for financial statements issued for periods ending after December 15, 1997). SFAS No. 128 replaces primary earnings per share with basic earnings per share, which excludes dilution, and requires presentation of both basic and diluted earnings per share on the face of the income statement. SFAS No. 128 requires restatement of all prior earnings per share data presented. The adoption is not expected to have a material impact on the Company's earnings per share computations.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (effective for fiscal years beginning after December 15, 1995) encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and requires increased stock-based if the fair value method is not adopted. The Company does not have any stock-based compensation arrangements covered by this Statement. Future implementation will have an immaterial effect on the Company's operating results or financial condition.

OTHER

Based on a preliminary study, the Company expects to spend approximately $75,000 to $100,000 from March, 1998 through 1999 to modify its computer information systems enabling proper processing of transactions relating to the year 2000 and beyond. The Company continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Accordingly, the Company does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations.

                                BUSINESS

GENERAL   The Company  was founded to design, manufacture and market mobile computing systems, including lap-top, notebook, hand-held and pen-based computers, components and accessories. Following the Company's voluntary filing on January 3, 1995 of a petition for relief under Chapter 11 of the Federal Bankruptcy Code, through its discharge and closing of bankruptcy proceedings on July 23, 1996, Company operations were in a dormant stage, for all practical purposes.

During reorganization, the Board of Directors was reconstituted and a new management team was recruited. The new Company management formulated a strategic plan to diversify Company operations to eliminate dependence on a single product line or industry. The plan incorporates a focus on hand-held mobile computer products, coupled with targeted acquisitions in the technology sector, to create a holding company with synergistic, self-managed wholly-owned subsidiaries. The subsidiaries are intended to share resources and cross-market products and engineering, contract manufacturing and product development services.

<PAGE 15>

STRATEGIC PLAN   Management believes that past operational and
financial difficulties resulted from the Company's single product dependency and production practices that created substantial parts, inventory and assembly cost liabilities that caused the Company to invoke bankruptcy protection when customer orders were delayed. Management further believes that the future operational and financial stability of the Company may be realized only by minimizing risks through product diversification and tight control over production practices and costs. Diversification is expected to take place on the basis of related product technologies, strategic partnerships and acquisitions. Engagements will be selected with the purpose of expanding the Company's customer base and to diversify its product and service offerings and sales and marketing capabilities.

Management believes that the mobile computer electronics and contract manufacturing industries are fragmented, with many participants offering a variety of products and services that complement each other or that involve or utilize overlapping production and operating functions and resources. The Company intends to develop or acquire products, services or companies that complement each other or offer production and operating economies. The Company expects to grow through acquisitions that management may from time to time consider appropriate and complementary to Company operations. The Company expects to finance acquisitions by using its shares of Common Stock for all or part of the consideration to be paid. If such shares do not provide or maintain sufficient market value, or if potential acquisition candidates are unwilling to accept such shares, the Company expects to use its cash resources, if available, or additional debt or equity financings to complete desirable acquisitions. The Company expects to conduct its operations, and operations of any subsequently acquired businesses, on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth.

The timing, size and success of Company acquisition efforts and associated capital commitments cannot readily be predicted and there can be no assurance that the Company will at any given time possess or have access to resources sufficient to finance an acquisition considered
attractive to management.   Moreover, management recognizes the need to
carefully oversee and institute controls to ensure decentralized operations do not result in inconsistent operating and financial practices. With these caveats in mind, the Company reintroduced the DTR and in the process devised the new OrasisTM hand-held computer, which management expects to supercede the DTR. The Company also acquired, on June 6, 1997, all outstanding shares of stock in RMS, an electronics
contract manufacturing firm located in McHenry, Illinois.   On September
8, 1997, the Company executed a letter of understanding to acquire CADserv, an electronics design services firm located in Schaumburg, Illinois. The acquisition is conditioned upon Company Board of Directors' approval and procurement of necessary financing. As of the date hereof, the proposed acquisition has not been presented to the Board, no valuation or price has been determined and no definitive agreements have been entered.

DTR PRODUCTS   The Company  historically enjoyed a leadership
position in the burgeoning market of mobile computing based upon its DTR product line, which was marketed primarily to "niche" or "vertical-market" users in the defense, medical and insurance industries. The Company reintroduced the DTR in an effort to regain that leadership position following reorganization. The Company reintroduced the DTR to incorporate design changes and features to address current market conditions, including the advent of PCMCIA options, sound capabilities, pen recognition improvements, mobile wireless communications, and the recent explosion of the Internet, as well as the proliferation of the lap-top computers, which started a new wave of interest in palm-top computers. In so doing, the Company devised its new OrasisTM hand-held computer line which management expects to supercede the DTR. Consequently, the Company at this time does not expect to actively market or produce the DTR product line.

ORASISTM PRODUCTS   Based upon customer feedback received during the
reintroduction of the DTR, management decided to create a new computer that could provide greater performance, functionality, expandability and battery life capacity. Customer feedback indicated to management that many past misconceptions regarding mobile computer capabilities had been reduced including, but not limited to, previous customer confusion of the DTR product with less capable, versions of palm-top computing devices, referred to as Personal Digital Assistants or PDA's, such as APPLE's Newton notepad. Unlike the DTR, PDAs were designed to be electronic data communicators capable only of pen sketch capture and communications to the host PC or among themselves, but did not have the capabilities of the DTR miniature computers. In designing its new hand-held computer, the Company addressed the advent of PCMCIA options, sound capabilities, pen recognition improvements, mobile wireless communication, and the recent explosion of the Internet, as well as the proliferation of the lap-top computers, which started a new wave of public interest in palm-top computers.

<PAGE 16>

In July 1997, the Company contracted with several firms specializing in electronics engineering, packaging, mechanical and industrial design to develop the OrasisTM hand-held computer. To date, the Company has invested over $1,400,000 in developing OrasisTM and has retained all intellectual property rights to the OrasisTM product.

The OrasisTM computer, which was introduced to the public at COMDEX in November 1997, is the Company's new, market driven hand-held computer developed on the basis of specific customer feature and design suggestions received during DTR reintroduction. The basic unit weighs less than three pounds and has a battery life of from two to eight hours or more. Equipped with 133 MHz Pentium MMX processor, up-gradable to 233 MHz Pentium MMX, it is faster any hand-held computer presently available. In addition, the basic unit includes infra-red keyboard, electro-magnetic pen, standard two type II or a single type III PCMCIA slot, 1.6 GB expandable to 2.1 GB hard drive, five screen options, built in speaker and microphone (including sound blaster for voice recognition and multi-media) and many other options.

The main advantage of OrasisTM is represented by its up-gradable features such as its processor, screens and modular expansion bay. The expansion bay allows for the use of CD/ROM, floppy drive, and wireless radio, extended battery pack or any other device through the PCI
expansion bus.   Unlike other products,  OrasisTM does not lock the user
into a single format or a costly catch-all unit. OrasisTM provides complete flexibility and versatility unlike any other computer presently on the market. It is a time, labor, and money-saving device that was designed to free users from their desks. Much more flexible and powerful than a PDA, the OrasisTM is an MS-DOS/Windows/Windows95/Windows NT-compatible machine.

At the present time, OrasisTM is in the pre-production stage of development. Several prototypes have been demonstrated to potential customers since its introduction in November 1997. Due to the fact that lead times for some of the components range form six to twelve weeks, management presently plans to build additional pre-production models for marketing purposes only.

Markets   Unlike several years ago, the hand-held computer market is more defined and is ready for a product such as OrasisTM. OrasisTM is a significant technological and marketing step forward among mobile computing devices. New developments in battery technology allow the device to be portable and useful to customers who need computing capacity at remote locations. Moreover, the advent of PCMCIA options, sound capabilities, pen recognition improvements, mobile wireless communications, and explosion of the Internet started a new wave of interest in hand-held computers. According to the latest estimates published in industry magazines, the total market for mobile hand-held computing devices exceeds $2.5 billion. This market does not include notebook or laptop computers. Mobile hand-held pen computers represent about $500 million of the total mobile computing devices market. The remainder of the market consists of PDA's, that are communication devices only. Management believes that the actual market for the mobile computers is much larger than the latest estimates. Management also believes that available mobile hand-held devices do not offer as much of a challenge to notebook computers. The introduction of OrasisTM may expand the customer base to companies that are currently using notebooks in their business. The power, modularity and upgradability of OrasisTM can be equated to the most sophisticated notebook computers today.
Added features and flexibility of the unit may also attract public attention, thereby growing the overall category. The Company believes that today's mobile computer and wireless communication market provides an opportunity to further develop the mobile line of products. Production schedules and further product developments will be correlated with market requirements and sales performance. Accordingly, adjustments in product configurations will be made to satisfy the price and functionality requirements of the targeted OEM markets.

Competition	The Company is currently marketing its OrasisTM product.
This product competes in the mobile pen- based computer market. Worldwide there are less than thirty companies competing in this market. However, notebook computer manufacturers could be considered competitors to OrasisTM. Some of these competitors are large, well financed entities, such as Fujitsu or IBM. In order for the Company to have a competitive edge, it must have leading technology, market-driven products or cost effective products. When new products are introduced, there is a small window of opportunity before clones are developed. However, being a small company, the Company's strength will be in its flexibility to meet industry demands and to partner with solution providers to jointly offer unique solutions for specific problems that customers encounter.

Sales and Marketing   OrasisTM is a  "niche" product.  The Company's
plan is to sell OrasisTM through software integrators and value-added resellers to industrial buyers. Presently, the Company has successfully recruited several sales channel managers, whose sole responsibility is to manage distribution chains within targeted markets. The Company has targeted four main vertical markets: medical automation; sales and field force automation; utilities; and financial automation. Other markets such as government or inventory and plant maintenance may be targeted later.

<PAGE 17>

Patents, Copyrights and Trademarks OrasisTM is the result of engineering design by the Company and its strategic partners. The Company will attempt to maintain its proprietary rights by trade secret protection and by the use of non-disclosure agreements. It is possible that OrasisTM could be duplicated by competitors and the Company could therefore be adversely affected by duplication and sales. However, in view of the rapid technological and design changes incident to the computer industry, the Company does not believe that, in general, patent and/or copyright protection would be an effective means to protect its interest. The Company has, however, filed a trademark/tradename registration for the OrasisTM mark and name.

THE RMS ACQUISITION AND PRODUCTS   As part of its strategic plan, the
Company acquired on June 6, 1997, through a stock-for-stock exchange, of all outstanding shares of stock in R. M. Schultz & Associates, Inc., an Illinois corporation ("RMS"). RMS is engaged in contract engineering and manufacturing services. It operates from a 53,000 square foot facility located in McHenry, Illinois with approximately sixty employees, including seven electronic engineers, ten administrative staff and operational management, and the remainder represented by production personnel.

RMS began as a one-man consulting and design firm in 1979. Since then it grew in personnel, customer base, revenue and facility space. For the past fifteen years, RMS has been involved in the design and manufacturing of products ranging from baby toys to communication devices. Some of the more visible products that RMS has produced include scoreboards at the Soldier Field and The United Center in Chicago, ThreeCom Park in San Francisco and Dallas Stadium, which were completed for a large Chicago sign company. RMS has also designed and built the credit card validation system for a large debit card provider, water softener control system equipment for a bottled water company and process data acquisition system for a large chemical company.

Services   The capabilities of the engineering staff at RMS encompass a wide range of microprocessor, analog, digital, and control disciplines. Each RMS engineer has a specific product, which he/she is responsible for. By having a key person on the engineering staff assigned to each production project, an effective liaison is created. Engineers are responsible for helping to develop the product, as well as, the production process, work stations, tools, and fixtures. RMS also provides consulting services on many product development and improvement projects.

With the aid of automatic assembly equipment, RMS is able to assemble large quantities of various electronic products. The majority of the work performed by RMS since its inception has been in through-hole or large component electronic assembly. Even though this represents an older production method, it still represents the majority of electronic products assembly. Since the RMS acquisition, more than $400,000 was spent to build a Class B+ clean room (environmentally controlled room) inside the RMS facility, and to acquire surface mount equipment. Such equipment allows for high-speed/high-tech component placement on a PCB, a newer method of product assembly. In the past, RMS had to employ other firms to incorporate surface mount portions in the final product. In combination with the through-hole process, surface mount technology allows RMS to target over 90% of electronic products manufactured today.

Markets   The contract manufacturing market grew substantially in the early-1990's, when large companies began to shed captive manufacturing plants and engineering staffs. That trend became evident in the electronic manufacturing industry. Technological advancements were too frequent and too dramatic for an individual company to absorb. Instead, many companies saw the opportunity to cut the cost of capital expenditures and labor by out-sourcing work to specialty shops like RMS. In the latest Frost & Sullivan studies, released in 1997, the electronic contract manufacturing industry is expected to grow from $22,000,000,000 in 1997 to an estimated $110,000,000,000 in 2004. Management believes that the growth rate, estimated at 26% per year, will actually exceed that projection.

Sales and Marketing   In October, 1997, RMS retained the services of
an industrial marketing firm, which performed a study of the local electronic contract manufacturing market. The study identified the Midwestern states that represent a high percentage of the contract manufacturing expenditures made over the last several years. In January, 1998, RMS hired a sales manager who, in conjunction with RMS' existing sales force, will concentrate efforts on direct sales contact with firms in need of electronic contract manufacturing in those states.

<PAGE 18>

Competition	RMS has a number of competitors in the Midwest and around
the country. Some of these firms, like Morey Corporation or Solectron, are well established and well capitalized. However, the majority of these firms are located outside of the Midwest. Also, most of RMS' competitors do not have engineering capability on staff to offer to their customers. Management believes that lack of a major competitor in the Midwest and the engineering capacity of RMS pose an opportunity to capture a leadership position in this market.

Customer Dependence	To date, three customers represent over 70%  of
gross sales revenue for RMS. On January 5, 1998, RMS recruited a sales manager, whose sole responsibility is to bring additional clients and to diversify RMS' customer base (See "Sales and Marketing" above).

Patents, Copyrights and Trademarks	RMS regularly assists its customers
in registering patents on designs devised by its staff. In such cases, RMS's engineer is identified as the inventor or co-inventor with rights assigned to the customer. The RMS logo is both a registered trade and service mark.

THE CADSERV ACQUISITION     On September 4, 1997, the Company executed a
letter of understanding to acquire CADserv, an electronics design services firm located in Schaumburg, Illinois. Since its founding in 1986, it has been engaged in the design of printed circuit boards ("PCBs"), engineering services and sub-contracting of PCB manufacturing and electronic assembly. CADserv's customers include several Fortune 500 companies located in the Midwest. CADserv provided design and engineering services to the Company during development and re-design of the DTR products. Management believes that by acquiring CADserv, which presently utilizes unrelated suppliers and vendors in completing assembly work, the Company will be able to capture assembly work for RMS, while enabling CADserv and RMS to work conjunctively in the design, development and manufacture of electronic products. CADserv presently is wholly-owned by the Company's CEO/ President, Andrew J. Kandalepas, and employs Mr. Kandalepas and Company Director Andrew Prokos as its President and Vice-President, respectively. The acquisition is conditioned upon Company Board of Directors' approval and procurement of necessary financing. As of the date hereof, the proposed acquisition has not been presented to the Board, no valuation or price has been determined and no definitive agreements have been entered.

SOFTWARE LICENSING AGREEMENTS The Company has purchased BIOS (basic input/output software) for OrasisTM from Phoenix Technologies Ltd. ("Phoenix"). Phoenix designs, develops, markets and licenses proprietary compatibility software products for original equipment manufacturers, including BIOS (basic input output system) and related system software for personal computers. A Master License Agreement was executed for the right of distribution of Phoenix software with the OrasisTM product.

The Company has entered into a Pen Products Original Equipment Manufacturing Distribution License Agreement and Sublicense Agreement for Dedicated Systems with Annabooks Software L.L.C. ("Annabooks"), the supplier of products offered by Microsoft Corporation ("Microsoft"). Microsoft is the third-party beneficiary under these agreements. Under the terms of these agreements, the Company is authorized to install Microsoft's DOS, Windows 3.11, Windows 95, and Windows for Pen, among others, on computers it sells. For this right, the Company must pay Microsoft through Annabooks royalties for each unit sold, with quantity discounts available.

CUSTOMER DEPENDENCE During the 18 months ended July 23, 1997, during which the Company operated under Chapter 11 as a Debtor-in-Possession and was in a dormant stage for all practical purposes. For this reason,
the Company has no current customer base.   The effect of the bankruptcy
proceeding on past or potential future customers cannot be determined.

EMPLOYEES The Company presently has approximately ten employees. These employees are executives, sales, production, technical support and administrative personnel. None of the Company's personnel are represented by a union. Management believes its employee relations to be good.

                        DESCRIPTION OF PROPERTY

FACILITIES The Company's executive offices consist of 7,300 square feet of office space and 2,700 square feet of warehouse space located at 800
E. Northwest Hwy., Suite 950, Palatine, Illinois 60067. The Company pays approximately $10,000 per month to rent the facilities. The lease is for a three year term commencing May 15, 1996, with a five year renewal option. The Company believes the space will be adequate for the foreseeable future.

<PAGE 19>

The Company's wholly-owned subsidiary, RMS, occupies a facility located at 1809 South Route 31, McHenry, Illinois 60050. The facilities are leased from Enclave Corporation, an Illinois corporation wholly-owned by Richard M. Schultz, President of RMS. RMS occupies 53,000 square feet of space, of which 7,000 is office space and 5,000 square feet represent the clean room facility built for the surface mount portion of production. The lease is for a five-year term commencing June 1, 1997, with an optional extension for an additional five years Monthly rent is approximately $14,000. The Company believes the space will be adequate for the foreseeable future.

                               MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS The following table sets forth the name, age and position of each Director and Executive Officer of the Company. All Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Executive Officers are appointed by the Board of Directors.

        Name               Age               Present Office

Andrew J. Kandalepas       46     Chairman of the Board of Directors
                                  Chief Executive Officer, President

Savely Burd                34     Chief Financial Officer

Jeffrey L. Goldberg        45     Secretary, Director

Wm. Paul Bunnell           39     Director, Director of Acquisitions

Gary E. Soiney             57     Director

Douglas P. Morris          41     Director

Andrew Prokos              35     Director

Dean F. Prokos             33     Director

Set forth below are descriptions of the backgrounds of the Directors and Executive Officers of the Company and their principal occupations for the past five years.

Mr. Kandalepas joined the Company as Chairman of the Board in February, 1995. He was named CEO and President in November, 1995. In addition, Mr. Kandalepas is the founder and President of CADserv. Mr. Kandalepas graduated from DeVry Institute in 1974 with a Bachelor's Degree in Electronics Engineering Technology. He then served as a product engineer at GTE for two years. Mr. Kandalepas left GTE to serve ten years as a supervisor of PCB design for Motorola prior to founding CADserv.

Mr. Burd was appointed Chief Financial Officer of the Company in 1996. After graduation from the University of Illinois in 1987, Mr. Burd began his career as a staff auditor at Arthur Andersen LLP. After several promotions and a career move, Mr. Burd was hired as a Controller for Clarklift of Chicago North, Inc., a materials handling equipment dealer. Before his appointment with the Company, Mr. Burd was employed by Merrill Lynch. Mr. Burd, a CPA, is a graduate of J. L. Kellogg Graduate School of Management.

Mr. Goldberg has served as Secretary and Director since June of 1995. Mr. Goldberg is a partner at FERS, an international accounting firm. He previously served as President of Financial Consulting Group, Ltd., a Northfield, Illinois financial planning firm he founded in that year. Mr. Goldberg was formerly with a Chicago law firm, Goldberg and Goodman, and prior to that, was a tax senior with Arthur Andersen LLP. He is an attorney, CPA and a Certified Financial Planner.

<PAGE 20>

Mr. Bunnell has served as a Director since June, 1995. He also serves as Director of Acquisitions and as an active member of the management team. He previously served as Vice President of Financial Consulting Group, Ltd., a Northfield, Illinois financial planning firm. Mr. Bunnell was previously a corporate accounting and financial manager with expertise in business planning and long range strategic planning.

Mr. Soiney has served as a Director since November, 1995. He graduated from the University of Wisconsin in Milwaukee as a marketing major with a degree in Business Administration. He is currently a 75% owner in Pension Design & Services, Inc., a Wisconsin corporation which performs administrative services for qualified pension plans to business primarily in the Midwest.

Mr. Morris has been a Director since November, 1995. He is also the owner of H & M Capital Investments, Inc. and Hyacinth Resources, Inc., which are privately-held business consulting firms that consult with privately- and publicly- held companies in matters related to management, debt and equity financing. Mr. Morris received his Bachelor of Arts Degree in Judicial Administration from Brigham Young University in 1978 and his Masters Degree in Public Administration from the University of Southern California in 1982.

Mr. Andrew Prokos has served as a Director since February, 1995. He is also Vice-President of CADserv, a position he has held for the past five years. Mr. Prokos is a graduate of DeVry Institute with an Associate Degree in Electronics.

Mr. Dean Prokos has served as a Director since August, 1995. He is the Regional Manager for the Secretary of State Drivers' Services
Department, a position he has held for the past five years. He attended Loyola University and received a degree in Business Management.

INDEMNIFICATION OF DIRECTORS AND OFFICERS The Company has adopted a by-law provision which stipulates that it shall indemnify any Director or Executive Officer who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, investigative or administrative, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he/she reasonable believed to be in, or not opposed to, the best interest of the Company, had no reasonable cause to believe his/her conduct was unlawful; provided, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application the that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. These indemnification provisions are not expected to alter the liability of Directors and Executive Officers under federal securities laws.

FAMILY RELATIONSHIPS Both Andrew Prokos and Dean Prokos are siblings and cousins of Andrew J. Kandalepas, President, CEO and Chairman of the Board of Directors.

OTHER: INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS   There have been no
events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any Director or Executive Officer during the past five years.

                         EXECUTIVE COMPENSATION

Although the Company does not have a formal Compensation Committee, the Board of Directors performs the equivalent functions of a Compensation Committee, and seeks to align compensation with business strategy, Company value, management initiatives and Company performance. Securities and Exchange Commission regulations mandate disclosure of all compensation, including salary, bonus and stock options, paid to Directors and Executive Officers, that exceeds $100,000. No Director or Executive Officer was paid compensation exceeding $100,000 during 1995, 1996 or 1997. Members of the Board of Directors are not compensated for their participation in management of the Company.

<PAGE 21>

         CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CADserv is wholly-owned by Company CEO/President, Andrew J. Kandalepas. CADserv employs Mr. Kandalepas and Company Director Andrew Prokos as its President and Vice-President, respectively. CADserv has contributed to the design and development of the Company's DTR and OrasisTM product lines and has been compensated for such services on substantially the same terms which could be obtained from non-related companies in the marketplace. On September 8, 1997, the Company entered into a letter of understanding with Mr. Kandalepas pursuant to which the Company proposed to acquire all issued and outstanding shares of stock in CADserv at a price to be determined by an independent third party appraiser. The acquisition is subject to Company's Board of Directors' approval and procurement of necessary financing. At of the present date, the transaction has not been presented to the Board, nor has any valuation or price been determined.

The facilities of the Company's wholly-owned subsidiary, RMS, are leased from Enclave Corporation, an Illinois corporation wholly-owned by Richard M. Schultz, President of RMS. The lease is for a five-year term commencing June 1, 1997, with a monthly base of $14,000.

                         PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding Common Stock of the Company owned beneficially as of March 13, 1998, by (i) each Director and Executive Officer of the Company, (ii) all Directors and Executive Officers as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Common Stock of the
Company:

     Name and Address of                         Amount and Nature of     % of
      Beneficial Owner            Position     Beneficial Shares Owned   Class
----------------------------   -------------   ----------------------  --------
Andrew J. Kandalepas          Chairman, Chief
770 Michigan Ave.             Executive Officer
Elk Grove Village, IL 60007   & President            5,309,337 (1)        14.3%

Savely Burd
9445 Kenton, #411             Chief Financial
Skokie, IL 60076              Officer                   58,000             0.2%

Jeffrey L. Goldberg
2800 Acacia Terrace
Buffalo Grove, IL 60089       Secretary, Director    1,248,388 (2)         3.4%

Wm. Paul Bunnell
637 Constitution Dr., #5
Palatine, IL 60077            Director               1,248,388 (2)         3.4%

Gary E. Soiney
4524 Maple Rd.
East Troy, WI 53120           Director                       0             0.0%

Douglas P. Morris
515 Red Cyprus Dr.
Cary, IL 60013                Director                 301,167 (3)         0.8%

Andrew Prokos
2359 N Windsor Drive
Arlington Hts., IL 60004      Director                 204,000             0.6%

Dean F. Prokos
415 Pheasant Ridge Drive
Lake Zurich, IL 60047         Director                       0             0.0%

Hyacinth Resources, Inc.
515 Red Cyprus Dr.
Cary, IL 60013                ------                   290,000 (3)         0.8%

Northfield Technology Group
790 Frontage Rd.
Northfield, IL 60093          ------                 1,248,388 (2)         3.4%

H & M Capital Investment, Inc.
330 E. Maine St.
Barrington, IL 60010          ------                    11,167 (3)         0.0%

Marinis Loukas Trust
322 N. Prospect Rd.
Park Ridge, IL 60068          ------                 1,982,500 (1)         5.4%

Morgan Stanley, Dean
 Witter & Co                  Trustee                7,133,500            19.3%
                                                    ----------           -----
Officers and Directors and
5% Beneficial Owners (as a group)                   14,555,559            39.3%

<PAGE 22>

1	The 5,309,337 shares listed for Andrew J. Kandalepas include shares held individually, 30,650 shares held by CADServ, and 1,982,500 shares held by Marinis Loukas Trust, for which
      Mr. Kandalepas has voting but no pecuniary interest in such shares.
2	The shares listed for Jeffrey L. Goldberg and Wm. Paul Bunnell include 1,248,388 shares held by Northfield Technology Group. Messrs. Goldberg and Bunnell share voting of these shares.
3	Douglas P. Morris is President of H & M Capital Investments, Inc.
      and Hyacinth Resources, Inc., which own 11,167 shares and 290,000 shares, respectively.

                      DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 100,000,000 Shares of Common Stock, par value $0.001 per share ("Common Stock") and 10,000,000 Shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). As of March 13, 1998 there were 36,305,096 shares of Common Stock outstanding and beneficially owned by approximately 3,000 beneficial stockholders, and no Shares of Preferred Stock were outstanding. The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is available from the Company.

COMMON STOCK The Common Stock possesses ordinary voting rights for the election of Directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the Shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable, or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Market Price for Common Stock and Dividend Policy" for information regarding dividend policy. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment or provision for payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock.

In February 6, 1996, the Company entered into an agreement with Victor
I. Baron, Savely Burd and Interactive Controls, Inc., an Illinois corporation ("Intercon"). Under the terms of the agreement, the Company acquired a business plan devised by Intercon for the design and manufacture of industrial control systems and software. The Company also agreed to employ Messrs. Baron and Burd and provided Intercon the opportunity to receive (a)1,000,000 shares of Common Stock the first fiscal year the Company realizes aggregate gross revenues of $5,000,000;
(b) an additional 200,000 shares of Common Stock for each additional $1,000,000 in gross sales revenues exceeding $5,000,000 and up to $10,000,000; and (c) an additional .25 shares of Common Stock for each dollar in net earnings before taxes. The aggregate number of shares issued under the Intercon agreement may not in any event exceed 25% of the Company's shares outstanding as of the effective date of its Plan of Reorganization and are subject to trading restrictions. To date, no Intercon products have been developed or produced under the business plan and no shares have been issued to Intercon. Mr. Burd continues to serve as an employee and Chief Financial Officer of the Company. Mr. Baron's employment with the Company terminated on February 24, 1998.

<PAGE 23>

PREFERRED STOCK The Board of Directors of the Company is empowered, without approval of the stockholders, to cause Shares of Preferred Stock to be issued in one or more series, with the numbers of Shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of Conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the Shares of Preferred Stock or any series thereof may have full or limited voting powers or be without voting powers.

Although the Company has indicated that it has no present intention to issue Shares of Preferred Stock, the issuance of Shares of Preferred Stock or the issuance of rights to purchase such Shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a Conversion; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgments as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other Conversion that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock.

                      SHARE TRANSFER RESTRICTIONS

To assist the Company in attempting to maintain an orderly trading market, Messrs. Kandalepas, Goldberg, Bunnell, Morris and Loukas (the "Restricted Persons") have entered into a Share Transfer Restriction Agreement whereby they have agreed to limit the collective sales of Company Shares by them individually, and by any entity controlled by them, in market transactions to an aggregate of 50,000 Shares per calendar month.

The Share Transfer Restriction Agreement has a term of two years ending on May 31, 1998. The restriction on transfers is limited to public market transactions effected through a broker-dealer. There are no restrictions on privately negotiated transactions which are not effected through a broker-dealer, provided, however, that the transferee agrees to be bound by the terms and conditions of the Share Transfer Restriction Agreement. Although a substantial number of the shares which are subject to the transfer restrictions contained in the Share Transfer Restriction Agreement are held by control persons subject to trading volume limitations, a substantial increase in the number of shares available for public sales will occur upon expiration of the Share Transfer Restriction Agreement. While none of the parties to the Share Transfer Restriction Agreement has expressed a present intent to sell any shares upon expiration of the Share Transfer Restriction Agreement, there can be no assurance that such sales will not occur. In the event of such sales, the the market price of Shares may decrease substantially and Selling Stockholders may not be able to find buyers should they decide to offer their Shares for sale, or may be unable to find buyers willing to pay the price sought.

Any shares issued under the Intercon agreement are subject to a one-year trading restriction as well as holding, volume and other restrictions under Securities and Exchange Commission Rule 144. In general, under Rule 144, if a period of at least one year has elapsed between the date on which restricted shares are acquired from the Company or the date they were acquired from an affiliate, the holder , including an affiliate, is entitled to sell a number of shares within any three-month period that does not exceed the greater of (a) one percent of the then outstanding shares of Common Stock in the Company; or (b) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and availability of public information regarding the Company. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted shares were acquired from the Company or an affiliate, a holder of such restricted shares who is not an affiliate and who has not been an affiliate for at least three months prior to the sale, is entitled to sell the shares immediately without regard to the volume limitation sand other conditions referenced above.

<PAGE 24>

TRANSFER AGENT AND REGISTRAR The transfer agent and registrar for the Company's Shares is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005 (212) 936-5100.

                          PLAN OF DISTRIBUTION

The Company is registering 7,487,935 Shares of Common Stock for the Selling Stockholders. All costs, expenses and fees (estimated to be not more than $30,493) in connection with the registration of the Shares offered hereby, will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares by the Selling Stockholders will be borne by the Selling Stockholders. The Company will not receive any proceeds from the sale of Shares by Selling Stockholders. The Company intends to use Shares registered for future acquisitions, to raise capital, if needed, to fund production of the OrasisTM hand-held computer and RMS contract manufacturing operations, and to expand the
Company's product and service offerings.   At the present time, the
Company is not engaged in any material negotiations with any specific enterprise regarding any acquisition, other than CADserv.

The Selling Stockholders' sale of Shares may be made from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, or at negotiated prices. The Selling Stockholders may also transfer a portion of their Shares registered pursuant to this Prospectus by way of gifts or other gratuitous transactions.

The Selling Stockholders may effect transactions by selling Shares directly to purchasers or to or though broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to Prospectus delivery requirement under the Securities Act. Furthermore, in the event of a "distribution" of his or her Shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act until his or her participation in the distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with the offering.

There is no assurance that the Selling Stockholders will be able to sell all or any of the Shares or that buyers of Shares, if any, will be willing to pay prices sought by Selling Stockholders.

                          SELLING STOCKHOLDERS

The Shares to be registered hereunder were issued in accordance with a private placement during 1997, pursuant to which the holders of Shares were granted certain registration rights. The Shares are being registered to remove their restricted status under the 1933 Act. Although the Selling Stockholders have not advised the Company that they currently intend to sell Shares pursuant to this registration the Selling Stockholders may choose to sell all or portion of the Shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. The Selling Stockholders consist of 138 investors, each of whom was represented as an accredited investor at the time of subscription for Shares, and none of whom who are or have been affiliates of the Company or who hold more than 5% of the outstanding Common Stock.

<PAGE 25>

                                 Beneficially              Beneficially Registered       Beneficially      Registered Shares
                                 Owned Shares              Owned Shares                  Owned Shares      Beneficially Owned
                                                           To be Registered              to be Sold        After Registration
                                 Number         %          Number           %            Number            Number           %

Kenneth M. Anderson              10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Lowell K. Anderson               25,000        0.1%        25,000          0.1%             0              25,000          0.1%
David R. Appert M.D.
  TTEE OSL Profit                25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Badger Coaches, Inc.             10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Norman C. Barsanti               10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Delaware Charter
  FBO Seymour Berman IRA          8,000        0.1%         8,000          0.1%             0               8,000          0.1%
Michael Blumenfeld               25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Jonathan R. Borren               22,500        0.1%        22,500          0.1%             0              22,500          0.1%
Paul Brosseit                    26,000        0.1%        26,000          0.1%             0              26,000          0.1%
Burpee Co.                       50,000        0.1%        50,000          0.1%             0              50,000          0.1%
Chiropractic Medicine
  and Associates of
  DuPage (Forman)                 8,000        0.1%         8,000          0.1%             0               8,000          0.1%
Roger L. Collins and
  Sandra R. Collins              35,000        0.1%        35,000          0.1%             0              35,000          0.1%
Mike P. Darraugh                 45,000        0.1%        45,000          0.1%             0              45,000          0.1%
Steve Daugherty                  10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Resources Trust Co.
  FBO Steve Daugherty IRA        16,000        0.1%        16,000          0.1%             0              16,000          0.1%
Frank A. Davenport
  Trust DTD 9/25/81              25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Scott Davis                      15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Delaware Charter
  FBO Andre Lareau               10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Delaware Charter
  FBO Patrick J. Rodgers         15,000        0.1%        15,000          0.1%             0              15,000          0.1%
John Doyle                       10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Robert Ellis                     26,300        0.1%        26,300          0.1%             0              26,300          0.1%
Engel Enterprises, Inc.          10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Rick F. Enriquez                200,000        0.1%       200,000          0.1%             0             200,000          0.1%
Henry Erfurth                    25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Lisa Marilyn Erwin                5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Spencer Ewald                    12,500        0.1%        12,500          0.1%             0              12,500          0.1%
Executive Pension
  Design, Inc. Profit
  Sharing Plan                   99,000        0.1%        99,000          0.1%             0              99,000          0.1%
Resources Trust Co.              25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Richard C. Farmer
  IRA C/O Resources
  Trust Co.                      25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Joseph W. Felger
  Carol A. Felger                60,000        0.1%        60,000          0.1%             0              60,000          0.1%
Kirk Ferguson
  Suzanne Ferguson               25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Craig Ferguson
Susan Ferguson                    5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Michael Fieseler                 10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Delaware Charter
FBO Michael Fieseler IRA          8,000        0.1%         8,000          0.1%             0               8,000          0.1%
Paul A. Fischer
  Annette D. Fischer             20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Jay Fisher                       10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Dr. Franklin Forman              10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Resources Trust Co.
  FBO Franklin Forman IRA        15,000        0.1%        15,000          0.1%             0              15,000          0.1%
William C. Frazier              100,000        0.1%       100,000          0.1%             0             100,000          0.1%
William C. Frazier               50,000        0.1%        50,000          0.1%             0              50,000          0.1%
John P. Gahagan                  15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Eileen K. Gifford                 5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Anne M. Graham                   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Ronald J. Gregorio              165,000        0.1%       165,000          0.1%             0             165,000          0.1%
Delaware Charter FBO
  Jeffrey D. Guenther IRA        10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Chad R. Hahn                      5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Dave Heydenberk                  20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Steven A. Holland                15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Steven L. Holtz                  25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Impact Associates                20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Jefferson Current
  Electric, Inc.
  Profit Sharing Plan            20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Jefferson Current
  Electric, Inc.
  Pension Plan                   40,000        0.1%        40,000          0.1%             0              40,000          0.1%
Delaware Charter
  FBO Craig G. Johnson           10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Melinda Peters-Jones             10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Rick Jones                      210,000        0.1%       210,000          0.1%             0             210,000          0.1%
Edward H. Keevins                25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Richard G. Kleine                25,000        0.1%        25,000          0.1%             0              25,000          0.1%
John Kluesner
  Michelle M. Kluesner           25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Paul Kolbeck                    125,000        0.1%       125,000          0.1%             0             125,000          0.1%
Lee Krueger                      25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Lake Shore Consulting Group      32,500        0.1%        22,500          0.1%             0              32,500          0.1%
Andre G. Lareau and
Mary R. Lareau                   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
James S. Lee                     50,000        0.1%        50,000          0.1%             0              50,000          0.1%
Resources Trust FBO Joseph V.
  Lemberger IRA                 100,000        0.1%       100,000          0.1%             0             100,000          0.1%
David Lentz                      10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Gary D. Long                     10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Carl D. Luna and
  Marsha L. Luna                 10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Gary Malek
  Money Purchase Plan            25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Resources Trust Co. FBO
  William B. Matt IRA            25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Linda M. Mausser                 10,000        0.1%        10,000          0.1%             0              10,000          0.1%
David H. Meier                   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Eddie D. Merida                  10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Michael Milcarek                 30,000        0.1%        30,000          0.1%             0              30,000          0.1%
Daniel B. Miller and
  Melinda F. Miller               5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Daniel B. Miller and
  Nathan D. Miller                5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Elmer J. Miller                  25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Ryan Miller                      20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Kipton D. Mills                  10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Daniel E. Mix                    20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Delaware Charter FBO
  Terry Moffit IRA                7,500        0.1%         7,500          0.1%             0               7,500          0.1%
Sherry Moore                     25,000        0.1%        25,000          0.1%             0              25,000          0.1%
William R. Nicholas              10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Milos Nikolic                   100,000        0.1%       100,000          0.1%             0             100,000          0.1%
Glenn Nitzsche                    5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Glenn Nitzsche Custodian
  for Brooke Nitzsche             5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Nord Cleaning
  Service, Inc.                  15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Jerome K. Nord                    5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Clint Nord                       15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Delaware Charter & Trust
  FBO Curt R. Nord IRA            7,000        0.1%         7,000          0.1%             0               7,000          0.1%
Rita Nord                         5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Stephen J. Notaro                15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Borel Bank & Trust Company
  Custodian FBO                  15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Jolanda O'Brien                   4,000        0.1%         4,000          0.1%             0               4,000          0.1%
Delaware Charter & Trust
  FBO Joanne Panici               5,500        0.1%         5,500          0.1%             0               5,500          0.1%
Steven Pettersen                 15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Valie Pettersen                  15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Jerry A. Phillips
  Living Trust                   45,000        0.1%        45,000          0.1%             0              45,000          0.1%
Pommier Construction Co., Inc.   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Pommier Construction Co., Inc.   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Brian M. Rafferty                 5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Michelle Randolph                10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Shari Rhode
  Patricia Covington             10,000        0.1%        10,000          0.1%             0              10,000          0.1%
James L. Rose CPA SC
  Defined Benefit Plan           38,600        0.1%        38,600          0.1%             0              38,600          0.1%
Jerry W. Sanders                 10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Lawrence D. Scaro                10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Percy Schramek TTEE Emilie
  E. Schramek Rev Trust          25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Robert D. Schauenberg
  Susan K. Schauenberg           50,000        0.1%        50,000          0.1%             0              50,000          0.1%
Dan Schlapkohl                  100,000        0.1%       100,000          0.1%             0             100,000          0.1%
Gary N. Schmedding
  Rose Marie Schmedding          25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Brian Schubert                   15,000        0.1%        15,000          0.1%             0              15,000          0.1%
Brian Schubert                   10,000        0.1%        10,000          0.1%             0              10,000          0.1%
James Senglaub                   25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Michael L. Senglaub
  Doris A. Senglaub              30,000        0.1%        30,000          0.1%             0              30,000          0.1%
Jeffery W. Senglaub             100,000        0.1%       100,000          0.1%             0             100,000          0.1%
Jeffery W. Senglaub
  Charitable Reminder
  Unit Trust                    160,000        0.1%       160,000          0.1%             0             160,000          0.1%
Ted Smith                        50,000        0.1%        50,000          0.1%             0              50,000          0.1%
Charles D. Spagnoli              20,000        0.1%        20,000          0.1%             0              20,000          0.1%
George T. Stathas                50,000        0.1%        50,000          0.1%             0              50,000          0.1%
Resources Trust Co.
  FBO George T. Stathas          28,000        0.1%        28,000          0.1%             0              28,000          0.1%
Larry J. Steffen                 20,000        0.1%        20,000          0.1%             0              10,000          0.1%
Joseph P. Tate                  200,000        0.1%       200,000          0.1%             0             200,000          0.1%
Steve Theofanous                200,000        0.1%       200,000          0.1%             0             200,000          0.1%
Fano Theofanous                 150,000        0.1%       150,000          0.1%             0             150,000          0.1%
George G. Thomas                 15,000        0.1%        15,000          0.1%             0              15,000          0.1%
David R. Tompos                  20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Loren L. Troyer
  Kathrine Troyer                25,000        0.1%        25,000          0.1%             0              25,000          0.1%
Delaware Charter FBO
  Loren L. Troyer IR              5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Loren L. Troyer Custodian for
  Casey N. Troyer                 5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Loren L. Troyer Custodian for
  Morgan M. Troyer                5,000        0.1%         5,000          0.1%             0               5,000          0.1%
Michael Tucker
  Mark Tucker                    20,000        0.1%        20,000          0.1%             0              20,000          0.1%
John V. Watson                  155,800        0.1%       155,800          0.1%             0             155,800          0.1%
John Randall Wear
  Trust DTD 7/8/97               20,000        0.1%        20,000          0.1%             0              20,000          0.1%
Winner Products, Inc. Defined
  Benefit Pension Plan           26,652        0.1%        26,652          0.1%             0              26,652          0.1%
Robert A. Wolfe                  10,000        0.1%        10,000          0.1%             0              10,000          0.1%
Work Force of  America, Inc.     25,000        0.1%        25,000          0.1%             0              25,000          0.1%
David G. Yacullo                 10,000        0.1%        10,000          0.1%             0              10,000          0.1%

ACAP Financial Inc. C/O Dauphin
  Technology Inc.               131,756        0.1%       131,756          0.1%             0             131,756          0.1%
                              ---------                ----------                                      ----------
                              4,548,608                 4,548,608                                       4,548,608


                             LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby have been passed upon for the Company by Rieck and Crotty, P.C., Chicago, Illinois. The Rieck and Crotty, P.C. Profit Sharing Plan owns 7,000 Shares of Common Stock.

                               EXPERTS

The audited consolidated financial statements of the Company included in this Prospectus and appearing in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon which appears elsewhere herein and in the registration statement, and is included in reliance upon the authority of such firm as experts in giving said reports.

<PAGE 30>

                        DAUPHIN TECHNOLOGY, INC.

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                    F-2
CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996 F-3 CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995              F-4
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
  FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 F-5 CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995      F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  F-7

<PAGE F-1>

                Report of Independent Public Accountants

To the Board of Directors and
Shareholders of
Dauphin Technology, Inc.:

We have audited the accompanying consolidated balance sheets of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) and Subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of operations, consolidated shareholders' equity (deficit) and consolidated cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Technology, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


     ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 20, 1998

<PAGE F-2>

                DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY
        CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996

                                                 1997           1996
CURRENT ASSETS:
   Cash                                 $    3,620,880 $       388,600
   Restricted cash                                   -         232,000
   Accounts receivable-
    Trade, net of allowance for bad debt
    of $7,500 and $0 in 1997 and 1996          462,821           2,010
    Other                                       20,195               -
   Inventory, net of reserve for
    obsolescence of $2,143,934 and
    $185,783 in 1997 and 1996                1,531,464       2,652,461
   Prepaid expenses                             39,201          12,251
                                          ------------    ------------
 Total current assets                        5,674,561       3,287,322

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation of $176,318
  and $103,074 at December 31, 1997
  and 1996, respectively                       739,556         115,538

GOODWILL, net of amortization of
  $20,427 for 1997                             855,019               -
                                          ------------    ------------
            Total assets                 $   7,269,136   $   3,402,860
                                          ============    ============

CURRENT LIABILITIES:
   Accounts payable                      $     790,784   $     204,450
   Accrued expenses                            285,837          62,314
   Current portion of long-term debt            83,782               -
   Short-term borrowings                        87,394               -
                                          ------------    ------------
 Total current liabilities                   1,247,797         266,764

LONG-TERM DEBT                                 345,744          43,196

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 10,000,000
 shares authorized but unissued                      -               -
Common stock, $0.001 par value, 100,000,000
 shares authorized; 37,035,673 shares issued
 and 36,305,096 shares outstanding at December
 31, 1997 and 31,706,397 shares issued and
 29,547,111 outstanding at December 31, 1996    37,036          31,706
Treasury stock, 730,577 and 2,159,286 shares
 at December 31, 1997 and 1996                (255,702)     (1,187,607)
Paid-in capital                             29,283,136      23,649,659
Accumulated deficit                        (23,388,875)    (19,400,858)
                                         -------------   -------------
Total shareholders' equity                   5,675,595       3,092,900
                                         -------------   -------------
     Total liabilities and
        shareholders' equity             $   7,269,136  $    3,402,860
                                         =============   =============

The accompanying notes are an integral part of these balance sheets.

<PAGE F-3>

                DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                              1997            1996          1995
REVENUES                                  $  2,730,035  $      93,947   $    183,083
COST OF SALES                                4,345,315        279,232         93,852
                                           -----------   ------------    -----------
      Gross profit (loss)                   (1,615,280)      (185,285)        89,231

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                     1,484,979      1,007,309        681,335

RESEARCH AND DEVELOPMENT EXPENSE               827,843         76,711         22,388
                                           -----------    -----------    -----------
      Loss from operations                  (3,928,102)    (1,269,305)      (614,492)

INTEREST EXPENSE                                75,988          2,310              -

INTEREST INCOME                                 16,073          9,997              -
                                           -----------    -----------    -----------
Loss before reorganizational items,
 income taxes and extraordinary item        (3,988,017)    (1,261,618)      (614,492)

REORGANIZATIONAL ITEMS:
  Professional fees                                  -        135,086        180,320
                                           -----------    -----------    -----------
       Loss before income
         taxes and extraordinary item       (3,988,017)    (1,396,704)      (794,812)

INCOME TAXES                                         -              -              -
                                           -----------    -----------    -----------
       Loss before extraordinary item       (3,988,017)    (1,396,704)      (794,812)
                                           -----------    -----------    -----------

EXTRAORDINARY ITEM, forgiveness of debt
  net of income taxes of $0                          -     38,065,373              -
                                           -----------    -----------    -----------
       Net income (loss)                  $ (3,988,017)  $ 36,668,669   $   (794,812)
                                           ===========    ===========    ===========

BASIC and DILUTED EARNINGS (LOSS) PER SHARE:
  Before extraordinary item               $      (0.13)  $      (0.06)  $      (0.06)
  Extraordinary item                                 -           1.58              -
                                           -----------    -----------    -----------
     Net income (loss) per share          $      (0.13)  $       1.52   $      (0.06)
                                           ===========    ===========    ===========

Weighted average number of shares of
  common stock outstanding                  30,734,045     24,076,301     14,408,354


The accompanying notes are an integral part of these statements.

<PAGE F-4>

                 DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

          FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                      Common Stock             Paid-in        Treasury Stock       Accumulated
                                   Shares        Amount        Capital      Shares       Amount       Deficit         Total
BALANCE, December 31, 1994       14,408,354   $    14,408   $   5,232,597           -   $        - $(55,274,715) $ (50,027,710)
Reverse accumulated compensatory
 effect of stock options granted          -             -         (87,665)          -            -            -        (87,665)
Net loss                                  -             -               -           -            -     (794,812)      (794,812)
                               ------------     ---------    ------------  -----------   ---------- -----------   ------------
BALANCE, December 31, 1995       14,408,354        14,408       5,144,932           -            -  (56,069,527)   (50,910,187)

Issuance of common stock in connection with:
 Bankruptcy conversion           11,650,000        11,650      13,036,350           -            -            -      13,048,000
 Purchase of inventory            2,600,000         2,600       2,909,400           -            -            -       2,912,000
 Private placement                1,948,043         1,948       1,790,077           -            -            -       1,792,025
 Settlement of note payable       1,100,000         1,100         768,900           -            -            -         770,000
Purchase of treasury stock                -             -               -  (2,159,286)  (1,187,607)           -      (1,187,607)
Net income                                -             -               -           -            -   36,668,669      36,668,669
                               ------------     ---------    ------------  -----------   ---------- -----------   -------------
BALANCE, December 31, 1996       31,706,397        31,706      23,649,659  (2,159,286)  (1,187,607) (19,400,858)      3,092,900
Issuance of common stock in connection with:
 Private placement                4,872,520         4,873       4,582,294           -            -            -       4,587,167
 Commissions to broker/dealer       131,756           132            (132)          -            -            -               -
 Purchase of a subsidiary           220,000           220         232,980           -            -            -         233,200
 Escrow shares                      105,000           105               -           -            -            -             105
Purchase of treasury stock                -             -               -    (891,626)    (341,369)           -        (341,369)
Issuance of treasury stock                -             -         812,084   2,307,835    1,266,400            -       2,078,484
Stock bonuses paid                        -             -           6,250      12,500        6,875            -          13,125
Net income                                -             -               -           -            -   (3,988,017)     (3,988,017)
                               ------------     ---------    ------------  -----------   ---------- -----------   -------------
BALANCE, December 31, 1997       37,035,673    $   37,036   $  29,283,136    (730,577)  $ (255,702) $(23,388,875)  $  5,675,595
                               ============     =========    ============  ===========   ========== ============   ============


The accompanying notes are an integral part of these statements.

<PAGE F-5>

                DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                   1997             1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                             $  (3,988,017)   $  36,668,669    $   (794,812)
Non-cash items included in net income (loss)-
  Loss on disposition of property and equipment           -            1,850          41,053
  Depreciation and amortization                      93,671           33,459          39,698
  Compensatory effect of stock options earned             -                -         (87,665)
  Extraordinary item                                      -      (38,065,373)              -
  Stock bonus                                        13,125                -               -
Changes in-
  Accounts receivable
   - trade                                          129,519            3,781        (128,381)
   - other                                          (20,195)         167,266               -
  Inventory                                       1,893,655           22,807          22,644
  Prepaid software and other current assets         (14,396)         (12,251)              -
  Bank overdraft                                          -                -          (1,299)
  Accounts payable, accrued expenses and
   claims payable                                  (554,276)          14,536         252,228
                                              -------------    -------------   -------------
Net cash (used for) operating activities         (2,446,914)      (1,165,256)       (656,534)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furniture                (201,965)         (81,210)        (10,809)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received in acquisition                         31,162                -               -
Short-term borrowing and DIP financing             (706,390)         375,000         759,947
Purchase of treasury stock                         (341,369)      (1,187,607)              -
Issuance of debt                                          -          795,044               -
Proceeds from issuance of common stock            6,665,756        1,792,025               -
                                              -------------    -------------     -----------
Net cash provided by financing activities         5,649,159        1,774,462         759,947
                                              -------------    -------------     -----------
       Net change in cash                         3,000,280          527,996          92,604

CASH, beginning of year                             620,600           92,604               -
                                              -------------    -------------     -----------
CASH, end of year                            $    3,620,880    $     620,600    $     92,604
                                              =============    =============     ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                $       75,988    $       2,310    $          -
Reorganization item                                       -          135,086        1,80,320
                                              =============     ============     ===========

NONCASH TRANSACTIONS:
Common stock issued in connection with -
  Bankruptcy settlement                      $            -     $ 13,048,000    $          -
  Purchase of inventory                                   -        2,912,000               -
  Settlement of notes payable                             -          770,000               -
Acquisition of R.M. Schultz & Associates -
  Assumption of liabilities                       2,197,058                -               -
  Issuance of stock                                 233,200                -               -
  Capital equipment leased                          347,189                -               -
                                               ============      ===========     ===========


The accompanying notes are an integral part of these statements

<PAGE F-6>

                DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1997, 1996 AND 1995

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Description of Business
Dauphin Technology, Inc. was founded to design, manufacture and market mobile computing systems, including laptop, notebook, hand-held and pen-based computers, components and accessories. Historically, the Company marketed directly and through other distribution channels to both the commercial and government market segments.

On June 6, 1997, Dauphin acquired all issued and outstanding shares of R.M. Schultz & Associates, Inc., ("RMS") an electronics contract manufacturing firm located in McHenry, Illinois. RMS is involved in electronics design, development and production of products for manufacturers located in Illinois and Wisconsin (see Note 3).

Basis of Presentation
The consolidated financial statements include the accounts of Dauphin Technology, Inc. and its wholly-owned subsidiary, RMS (the "Company"). All significant intercompany transactions and accounts have been eliminated in consolidation.

On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code. During 1995 and the first six months of 1996, the Company operated under Chapter 11. On May 9, 1996, the Company's Third Amended Plan of Reorganization was approved by the majority of creditors and shareholders and confirmed by the Court. On July 23, 1996, the Court discharged the Company as a Debtor-in-Possession and the bankruptcy case was closed.

2.	SUMMARY OF MAJOR ACCOUNTING POLICIES:

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue on the sale of computers, accessories and fulfillment of certain manufacturing contracts. Revenues from sales of products are recognized upon delivery. Revenue from the fulfillment of manufacturing contracts is recognized upon shipment of the product.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. Inventory consists of the following at December 31:

                                              1997                1996
Finished goods                          $       22,343     $           -
Work in process                                191,872                 -
Semi-finished units                            168,420           144,327
Raw materials                                  651,990                 -
Computer accessories, components
  and supplies                               2,640,773         2,693,917
                                          ------------      ------------
                                             3,675,398         2,838,244
Less- Reserve for obsolescence              (2,143,934)         (185,783)
                                          ------------      ------------
                                         $   1,531,464     $   2,652,461
                                          ============      ============

<PAGE F-7>

In the fourth quarter of 1997, in conjunction with the final stages of development of Orasis( and its introduction at the fall 1997 COMDEX show, some of the inventory previously acquired for the production of DTR product line became obsolete. Originally the Company intended to use all parts of the DTR line in the design and production of Orasis(. The Company wrote down approximately $1.7 million of raw materials inventory comprised primarily of DTR line batteries, power cords, digitizer panels and LCD screens. These items have been redesigned or upgraded for Orasis(. Also, with the introduction of Orasis(, the semi-finished DTR units inventory was written down to net realizable value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using straight-line methods over the estimated lives of the related assets, which range between three and seven years. The estimated lives of certain leasehold improvements are amortized over the remaining term of the facilities leased. Fixed assets consist of the following:


                                             1997             1996
Furniture and fixtures                $       40,950   $       30,776
Office equipment                             174,659          169,015
Manufacturing and warehouse equipment        427,791            6,111
Leasehold improvements                       260,201           12,710
Automobile                                    12,273                -
                                       -------------    -------------
                                             915,874          218,612
Less - Accumulated depreciation             (176,318)        (103,074)
                                       -------------    -------------
                                       $     739,556    $     115,538
                                       =============    =============

Research and Development

Costs incurred in connection with research and development are expensed as incurred. All salaries paid to employees associated with the research and development are included as part of the expense.

Earnings (Loss) Per Common Share

Earnings per share are calculated under guidelines of FASB No. 128 "Earnings per Share" wherein earnings per share are presented for basic and diluted shares on income from operations and net income. Basic earnings per share are calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 30,734,045, 24,076,301 and 14,408,354 at December 31, 1997, 1996 and 1995, respectively. Diluted earnings per share are calculated using earnings available to each share of common stock outstanding during the period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. There is no difference between basic and diluted earnings per share as there are no potential dilutive common shares.

To date, three customers represent over seventy percent of revenue for RMS.

3.	BUSINESS DEVELOPMENT

R. M. Schultz & Associates, Inc.
On June 6, 1997, the Company acquired all outstanding common stock of Richard M. Schultz and Associates, Inc., for $2,430,258, consisting of issuance of common stock for $233,200 and an assumption of $2,197,058 of liabilities. The transaction was accounted for as a purchase. The price was allocated to accounts receivable ($590,330), inventories ($772,658), other current assets ($43,716), property and equipment ($148,108), with the remaining amount ($875,446) being allocated to goodwill. The goodwill is being amortized over 20 years and the amortization expense for 1997 was $20,427.

Under the terms of the acquisition, RMS shareholders received 220,000 shares of Dauphin common stock, with an additional 105,000 of such shares deposited into an escrow to be released equally over the next three years if certain financial goals of RMS are achieved. Upon issuance of the shares, there will be an additional element of cost related to the transaction that will be recorded as goodwill and amortized over the remaining life.

<PAGE F-9>

Results of the operations of RMS are included within the consolidated financial statements commencing June 6, 1997. Unaudited pro forma results as if the transaction occurred on January 1, 1996 are as follows (unaudited):

                                         Twelve Months Ended December 31,
                                            1997                1996
Revenues                              $     4,614,121     $    5,290,490
(Loss) before extraordinary item           (4,418,852)        (1,556,273)
Net income                                 (4,418,852)        36,509,100
Basic and diluted earnings (loss)
 per share before extraordinary item  $         (0.14)    $        (0.07)
Basic and diluted earnings (loss)
 income per share                               (0.14)              1.52

Weighted average shares outstanding        30,734,045         24,076,301

Such pro forma information is not necessarily indicative of the results of future operations.

CADserv Corporation

On September 4, 1997, the Company signed a letter of understanding to acquire CADserv Corporation ("CADserv"). CADserv is wholly owned by an officer and a major shareholder of the Company. As of the date hereof, the letter of understanding has been verbally extended and the acquisition of CADserv is pending the approval of the Company's Board of Directors and procurement of the necessary financing. No valuation or price has been determined and no definitive agreements have been entered.

Other

In 1996 the Company established a 401(k) retirement and pension plan. The plan provides for discretionary contributions by the Company. There were no contributions in 1997 or 1996.

<PAGE F-10>

4.	SHORT-TERM BORROWINGS:

Short-term borrowings consist of the following at December 31:


                                              1997            1996
LaSalle Bank Cash Collateral Account    $      71,421   $            -
DCCA Loan                                       5,634                -
Advacom/Adler & Associates                     10,339                -
                                             --------         --------
  Total short-term notes payable        $      87,394   $            -
                                             ========         ========

LaSalle Bank Cash Collateral Account is a revolving line of credit with accounts receivable, inventory and unencumbered fixed assets as collateral. The loan carried 16% annual interest rate. As of February 1, 1998, LaSalle Bank Cash Collateral Account has been paid. All assets and Dauphin corporate guarantee that were posted as collateral for this loan have been released.

Two other short-term borrowings represent amounts due to vendors of RMS that were converted from trade credits to short-term loans prior to acquisition. Both loans are uncollateralized and are due in June 1998. These loans carry 7% annual rate of interest.

5.	LONG-TERM DEBT:

At December 31, long-term liabilities consist of:


                                           1997              1996
McHenry County Department of
 Planning and Development loan
 for expansion of RMS, payable in
 equal monthly installments over
 84 months with 6% interest.  This
 loan has no collateral and is
 due on 10/1/2004                      $   145,655   $                -
PACJETS Financial Ltd. surface
 mount equipment lease, payable
 in equal monthly installments
 over 60 months.  The lease is
 collateralized by the equipment
 and has a one dollar buy-out
 option.  The lease carries 12%
 interest and is due on 10/15/2003         148,501                    -
PACJETS Financial Ltd. Furniture
 leases payable in equal installments
 over 36 months. The lease carries a
 23% annual interest rate and is due
 on 11/15/2000 is collateralized by
 the equipment and has a one dollar
 buy-out option                             54,262                    -
Other represents capital lease for
 certain vehicles, machinery and
 equipment and certain priority tax
 claims due and payable on an equal
 monthly installments over 36 to 72
 months.  All debts are due from
 starting in June 2000 through October
 2002, carry interest rate ranging
 from 9% to 18%                             81,108                43,196
                                      ------------          ------------
      Total long-term liabilities     $    429,526          $     43,196
                                      ============          ============


Future minimum debt payments are as follows:

                 Year                           Amount Due
                1998                           $     83,782
                1999                                 89,378
                2000                                 90,006
                2001                                 63,283
                2002                                 61,470
             Thereafter                              41,607
                                               ------------
Total long-term debt:                            $  429,526
                                               ============

6.	INCOME TAXES:

A reconciliation of the income tax expense on income at the U.S. federal statutory rate to the reported income tax expense follows:

                                                             1997            1996          1995
U.S. federal statutory rate applied to pretax income     $ (1,355,926)   $  (502,395) $ (270,236)
Permanent differences and adjustments                          31,906          6,270        (153)
Tax assets and net operating loss carryforwards
 not recognized for financial reporting purposes
 (changes in valuation allowances)                          1,324,020        496,125     270,389
                                                         ------------     ----------   ---------
         Income tax provision                            $          -    $         -  $        -
                                                         ============     ==========   =========

<PAGE F-11>

As of December 31, 1997 and 1996, the Company had generated deferred tax assets as follows:

                                                     December 31,
                                              1997               1996
Gross deferred tax assets-
  Net operating loss (NOL) carryforward  $  7,779,866     $   4,629,283
  Reserves for inventory obsolescence       2,068,734           185,783
  Bad debt reserve                              7,500                 -
  Vacation Accrual                             58,377                 -
  Other timing differences                     37,053                 -
                                         ------------     -------------
                                            9,951,530         4,815,066
Current federal statutory rate                    34%               34%
                                         ------------     -------------
Deferred tax assets                         3,383,520         1,637,122
Less- SFAS 109 valuation allowance         (3,383,520)       (1,637,122)
                                         ------------     -------------
         Net deferred tax asset          $          -    $            -
                                         ============     =============

Deferred income taxes include the tax impact of NOL carryforwards.
Realization of these assets, as well as other assets listed above, is contingent on future taxable earnings by the Company. In accordance with the provisions of SFAS 109, a valuation allowance of $(3,383,520) and $(1,637,122) at December 31, 1997 and 1996, respectively, has been applied to these assets. During 1995, there was an ownership change in the Company as defined under Section 382 of the Internal Revenue Code of 1986, which adversely affects the Company's ability to utilize the NOL carryforward.

7.	EQUITY TRANSACTIONS:

1997 Transactions

During 1997, the Company, through several private transactions with accredited investors, sold approximately 2.8 million of common stock for approximately $2.7 million or approximately $0.98 per share. Of the shares issued, 2.3 million were issued from treasury shares. As a result of these transactions, the Company raised in excess of $2.6 million for its working capital, implementation of the Company's acquisition strategy and research and development.

On July 16, 1997, the Company repurchased 745,126 shares held by Alan
S.K. Yong, former founder and President of Dauphin, for $260,794 or $0.35 per share. Simultaneously, the Company accepted Mr. Yong's resignation from the Board of Directors.

On September 5, 1997, under the employment contract, the Company issued
12,500 shares to Richard M. Schultz. Under the contract, Mr. Schultz is entitled to purchase 50,000 common shares per year for the duration of his employment contract at $1.00 below the market value on the date immediately preceding the date of exercise. The common shares issued in connection with this transaction were treasury shares.

In the fourth quarter, the Company conducted a private placement of 4,391,852 shares of common stock at $1.00 per share. All shares issued were previously unissued and unregistered. In total, $4,391,852 was raised. As of December 31, 1997, the Company closed this private placement. As part of the transaction, a lead broker/dealer received
$439,185 or ten (10%) percent cash compensation and 131,756 common shares or three (3) shares for each 100 shares placed as commission for the amount raised. The broker/dealer also has an option to purchase additional 175,674 shares or four (4) shares for each 100 shares placed at a $1.00 each within one year from the close of this transaction.

1996 Transactions

On February 6, 1996 the Company entered into an agreement with Victor
Baron, Savely Burd and Interactive Controls, Inc., an Illinois corporation ("Intercon"). Under the terms of the agreement, the Company acquired a business plan devised by Intercon for the design and manufacturing of industrial control systems and software. The Company also agreed to employ Messrs. Baron and Burd and provided Intercon the opportunity to receive (a) 1,000,000 shares of common stock the first fiscal year the Company realizes aggregate gross revenue of $5,000,000;
(b) an additional 200,000 shares of common stock for each additional
$1,000,000 in gross sales revenues exceeding $5,000,000 and up to $10,000,000; and (c) additional .25 shares of common stock for each dollar in net earnings before taxes. The aggregate number of shares issued under the Intercon agreement may not in any event exceed 25% of the Company's shares outstanding as of the effective date of its Plan of Reorganization. To date, no Intercon products have been developed or produced under the business plan and no shares have been issued to Intercon. Mr. Burd continues to serve as an employee and Chief
Financial Officer of the Company. Mr. Baron's employment with the Company terminated on February 24, 1998.

On April 19, 1996, TPL, a related party, commenced a private placement of certain 9% unsecured promissory notes convertible to certain
Company's shares received by it in connection with debtor-in-possession financing provided by TPL to the Company. As a result of the private placement and conversion of notes as specified in the Offering
Memorandum, the Company received $995,409, or sixty percent of the proceeds of the private placement, in exchange for 888,757 reserve shares at $1.12 per share.

On October 22, 1996 the Company issued a convertible note to Tiedemann/Economos Global Emerging Growth Fund (a shareholder of the
Company) in the principal amount of $770,000. The note, at the election of the holder, was converted into 1,100,000 common shares.
Simultaneously, the Company conducted a private placement to qualified investors of 1,059,286 common shares for $796,616 or $0.75 per share.
The common shares issued in connection with these transactions were unissued shares that were previously registered by the Company. The funds obtained from these transactions were used to repurchase 2,159,286 common shares for $1,187,607 or $0.55 per share. As a result of the transaction, the Company generated $379,009 for operating capital.

On November 12, 1996, the Company registered with the SEC all corporate unregistered shares issued in private transactions and as a result of bankruptcy settlement. Also, 2,950,000 reserve shares were registered for future capital or expansion needs, of which 2,159,286 shares were reissued in connection with above described share repurchase transaction.

<PAGE F-12>

Subsequent Events

On January 5, 1997, under the employment contract, the Company issued
12,500 shares to Richard M. Schultz. Under the contract, Mr. Schultz is entitled to purchase 50,000 common shares per year for the duration of his employment contract at $1.00 below the market value on the date immediately preceding the date of exercise. The common shares issued in connection with this transaction were treasury shares.

8.	COMMITMENTS AND CONTINGENCIES:

The Company is paying approximately $10,000 per month to rent its corporate facilities. The lease has a three-year term with a five-year renewal option. The Company leases RMS facilities for approximately
$14,000 per month. The lease on RMS facility has a five-year term with an additional five-year optional extension.

9.	RELATED-PARTY TRANSACTIONS:

CADserv, an engineering services company based in Schaumburg, Illinois, controlled by an Officer and a major shareholder, has contributed to the design, packaging and manufacturing of Dauphin's DTR and Orasis( product lines and will likely continue in this capacity in the future.

In June, July and August 1997, the Company borrowed an aggregate sum of $492,500 from related parties. As of the date of these financial statements all funds have been repaid together with $35,220 of accrued interest.

On July 16, 1997 the Company repurchased 745,126 shares held by Alan
S.K. Yong, former founder and President of the Company for $260,794 or $0.35 per share. Simultaneously, the Company accepted Mr. Yong's resignation from the Board of Directors.

On September 4, 1997, the Company signed a letter of understanding to acquire CADserv. As of the date hereof, the letter of understanding has been verbally extended and the acquisition of CADserv is pending the approval of the Company's Board of Directors and obtain the necessary financing.

RMS facilities are leased from Enclave Corporation that is owned by Richard M. Schultz, President of RMS.

<PAGE F-13>

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                           ------------

                         TABLE OF CONTENTS
Available Information                              4
Prospectus Summary                                 5
The Company                                        5
The Registration                                   6
Summary Financial Information                      7
Use of Proceeds                                    8
Forward Looking Statements                         8
Risk Factors                                       8
Market Price of Common Stock
 and Dividend Policy                               12
Selected Financial Data                            13
Management's Discussion and Analysis of
 Financial Condition and Results of Operations     14
Business                                           15
Description of Property                            19
Management                                         20
Executive Compensation                             21
Principal Stockholders                             22
Description of Capital Stock                       23
Share Transfer Restrictions                        24
Plan of Distribution                               25
Selling Stockholders                               25
Legal Matters                                      30
Experts                                            30
Index to Financial Statements                      F-1

                     7,487,935 COMMON SHARES

                     DAUPHIN TECHNOLOGY, INC.

                          COMMON STOCK
                       $0.001 Par Value
              $1.281 Bid Price on March 13, 1998

                          __________
                          PROSPECTUS
                          __________


                         ------------

                        March 13, 1998


                                PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                      Amount

SEC registration fee                                $ 4,493.00
Blue Sky fees and expenses                            3,000.00
Accounting fees and expenses                          3,000.00
Legal fees and expenses                              15,000.00
Printing                                              2,000.00
Registrar and transfer agent's fees                   1,000.00
Miscellaneous fees and expenses                       2,000.00
                                                    ----------
              Total                                $ 30,493.00
                                                    ==========

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act
Section 8.75, and pursuant to the power granted therein, registrant has adapted Article XII of its Bylaws which provides as follows:

ARTICLE XII

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

<PAGE A>

SECTION 3 To the extent that a director, officer, employee or agent of a corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises" shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

<PAGE B>

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

The Shares were offered and sold in a private placement conducted by the Company during the last calendar quarter of 1997 and are being registered pursuant to certain registration rights granted to subscribers. The sale and issuance of the Shares were believed to be exempt from registration under the Securities Act by virtue of Section 4
(2) thereof and Regulation D as transactions not involving any public offering. The recipients represented their status as accredited investors at the time of subscription and their intention to acquire securities for investment purposes only and not with a view to distribution thereof. Appropriate legends were affixed to stock certificates issued in such transactions and all recipients had adequate access to information about the Company. In connection with these transactions, ACAP Financial, Inc., a registered broker-dealer, was paid an underwriting fee equal to $439,185, representing 10% of subscription proceeds received by the Company from investors introduced by such broker-dealer. ACAP Financial, Inc. also received 131,756 Shares and such Shares are included in this registration, as well as an option to purchase an additional 175,674 Shares at a price of $1.00 per Share during the twelve month period ending December 31, 1998.

<PAGE C>

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

*3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*3(2) By-Laws as amended, incorporated herein by reference to exhibit 3(2) of Form 10-K for the fiscal year ended December 31, 1991.

*4(1) Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

*10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

*10(2) Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

10(3) Computer Technology License Agreement dated November 12, 1997, between Phoenix Technology, Inc. and Dauphin Technology, Inc.

10(4) License Agreement dated May 3, 1996, between Microsoft Corporation and Dauphin Technology, Inc.

*10(5) Debtor's Motion Seeking Entry of Order Authorizing the Debtor to enter into Asset Purchase Agreement with Victor Baron, Savely Burd and Interactive Controls, Inc. filed February 6, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed May 15, 1996.

*10(6) Debtor's Third Amended and restated Plan of Reorganization filed May 9, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed January 26, 1996.

*10(7) Share Transfer Restriction Agreement dated April 30, 1996 for several control persons. The parties are persons on the Board of Directors and Executives of the Company incorporated herein by reference to exhibit 10(16) of Form S-1 filed November 29, 1996.

*10(8) Stock Exchange Agreement dated June 6, 1997 between Richard M. Schultz, Georgette Scarpelli, Donald Kirk and Dauphin Technology, Inc. incorporated herein by reference to exhibit 6(b) of Form 8-K filed June 20, 1997.

24(1) Consent of Arthur Andersen LLP., independent public accountants.

24(2) Consent of Rieck and Crotty, P.C.

*28(1) Confidential Private Placement Memorandum dated September 1, 1997 included as an exhibit to Form 10-Q for the quarter ended September 30, 1997, and filed October 14, 1997, incorporated herein by reference.

* Previously filed or incorporated by reference.

<PAGE D>

Item 17.  UNDERTAKINGS

(A) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Company hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.

(B)  The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

       (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;

      (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;

     (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

<PAGE E>

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 13th day of March, 1998.

DAUPHIN TECHNOLOGY, INC.


By:_______________________________  By: _________________________________
   Andrew J. Kandalepas, President     Savely Burd, Chief Financial Officer


Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been duly signed by the following persons in the capacity and on the dates indicated.

SIGNATURE/TITLE         Date        SIGNATURE/TITLE         Date
                        3/13/98                             3/13/98
_____________________________       ____________________________
Andrew J. Kandalepas, Chairman of   Douglas P. Morris, Director
the Board of Directors /President
/Chief Executive Officer

                        3/13/98                             3/13/98
_____________________________       ____________________________
Jeffrey Goldberg, Secretary         Dean F. Prokos, Director
                  /Director

                        3/13/98                             3/13/98
____________________________        ___________________________
Wm. Paul Bunnell, Director          Gary E. Soiney, Director

                        3/13/98

____________________________
Andrew Prokos, Director

<PAGE F>

                                                         EXHIBIT 24(1)


                Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made part of this Registration Statement on Form S-1 for Dauphin Technology, Inc.


         Arthur Andersen LLP


Chicago, Illinois
March 13, 1998

<PAGE G>

                                                         EXHIBIT 24(2)


March 13, 1998


Dauphin Technology, Inc.
800 East Northwest Highway
Suite 950
Palatine, Illinois 60067

     In re Form S-1 Registration Statement

Gentlemen:

We have acted as counsel to Dauphin Technology, Inc., an Illinois corporation (the "Company'), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-l (the "Registration Statement") relating to the registration of 7,487,935 Shares of the Company's common stock (the "Shares").

As such counsel, we have examined the Registration Statement and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us and conformed or photocopies.

Based upon and subject to the foregoing, it is our opinion that the Shares covered by the Registration Statement have heretofore been legally issued by the Company and are fully paid and non-assessable and shall continue to be such when and if sold by the Selling Stockholders.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus Constituting a part of the Registration Statement.

Very truly yours,



Rieck and Crotty, P.C.

<PAGE H>

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